Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

Dated as of June 5, 2022

between

YUMANITY THERAPEUTICS, INC.

and

JANSSEN PHARMACEUTICA NV

Schedules

Schedule 1.1(a)	Compounds
Schedule 1.1(b)	Excluded Targets
Schedule 1.1(c)	Targets
Schedule 1.1(d)	Excluded Intellectual Property
Schedule 2.1(b)(i)	Seller Wire Information
Schedule 2.2(a)(i)	Seller Biological Materials
Schedule 2.2(a)(iii)	Seller Registered Intellectual Property
Schedule 2.2(a)(v)	Inventory
Schedule 2.2(a)(vi)	Assumed Contracts
Schedule 2.2(a)(vii)	Permits
Schedule 2.6(a)	Purchase Price Allocation
Schedule 3.4(a)	Liens
Schedule 3.5(i)	Intellectual Property Licenses
Schedule 3.5(q)	Specified License Agreements
Schedule 3.6(a)	Excluded Contracts
Schedule 3.7(b)	Material Permits
Schedule 3.11(a)	Regulatory Authorizations
Schedule 3.11(c)	Clinical Holds
Schedule 3.18	Related Party Transactions
Schedule 5.1	Interim Operating Covenants
Schedule 5.11	Additional Matters

Exhibits

Exhibit 2.4(b)(i)	Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit 2.4(b)(ii)	Form of Patent Assignment Agreement

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) dated as of June 5, 2022 is entered into between Janssen Pharmaceutica NV, a company organized under the laws of Belgium (“Buyer”), and Yumanity Therapeutics, Inc., a Delaware corporation (“Seller”). Buyer and Seller are sometimes individually referred to herein as a “Party” and are sometimes collectively referred to herein as the “Parties”. Certain capitalized terms used herein have the meanings ascribed to them in Section 1.1.

RECITALS

WHEREAS, Seller desires to sell all of Seller’s and its Affiliates’ right, title and interest in, to and under the Purchased Assets and transfer the Assumed Liabilities to Buyer, and Buyer wishes to purchase from Seller all of Seller’s and its Affiliates’ right, title and interest in, to and under the Purchased Assets and to assume the Assumed Liabilities, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions, agreements and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1.    Definitions. For purposes of this Agreement, the following terms shall have the corresponding meanings set forth below:

“Accounts Payable” means all trade accounts payable, regardless of when asserted, billed or imposed, of Seller or its Affiliates.

“Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended, and the rules, regulations, requirements, written advisory comments and any formal guidance promulgated thereunder, as may be in effect from time to time.

“Action” means any claim, action, suit, arbitration, inquiry, audit, proceeding or governmental investigation.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such first Person.

“Agreement” has the meaning set forth in the preamble hereof.

“Assumed Contracts” has the meaning set forth in Section 2.2(a)(vi).

“Assumed Liabilities” means (i) the Liabilities under the Assumed Contracts accruing with respect to the period commencing after the later of the Closing and the applicable Transfer Date (but, for the avoidance of doubt, excluding any Liability arising from or relating to the performance or non-performance thereof on or prior to the later of the Closing and the applicable Transfer Date), (ii) any Assumed Taxes, (iii) any Liabilities arising from, in connection with or related to clinical trials for the Compounds accruing from and after the Closing and (iv) all other Liabilities arising from, in connection with or related to the Business or Buyer’s ownership or operation thereof from and after the Closing.

“Assumed Taxes” means any Taxes arising out of, or with respect to, the Purchased Assets for any Post Closing Tax Period.

“Bill of Sale, Assignment and Assumption Agreement” has the meaning set forth in Section 2.4(b)(i).

“Books and Records” means all books, records, files, documents and Tax Returns related to any Compounds or Products or the Exploitation thereof, the Targets, any other Purchased Assets or the Research and Development Program (including Regulatory Documentation, research and development records, correspondence and, to the extent not originals, true, accurate and complete copies of all files relating to the chain of title, filing, prosecution, issuance, maintenance, enforcement or defense of any Intellectual Property Rights, including any employee and independent contractor Intellectual Property Rights assignment agreement, confidentiality agreement and non-compete agreement, any written correspondence with any Third Party, records and documents related to research and pre-clinical and clinical testing and studies relating to any Compounds or Products or the Exploitation thereof conducted by or on behalf of Seller or any of its Affiliates, the Targets or the Research and Development Program, including any laboratory and engineering notebooks and manufacturing records, procedures, tests, dosage, criteria for patient selection, study protocols and investigators brochures) in all forms in which they are stored or maintained (whether electronic or otherwise), and all data (including Seller Data) and information included or referenced in any of the foregoing, in each case that are owned or otherwise Controlled by or in the possession of Seller or any of its Affiliates.

“Business” means the Research and Development Program and the Exploitation of any Compounds or Products as currently conducted.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York City are permitted or required by applicable Law to remain closed.

“Buyer” has the meaning set forth in the preamble hereof.

“Buyer Draft Allocation” has the meaning set forth in Section 2.6(a).

“Closing” has the meaning set forth in Section 2.4(a).

“Closing Date” has the meaning set forth in Section 2.4(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Proposal” has the meaning set forth in Section 5.3(e).

“Compounds” means (i) the compounds identified on Schedule 1.1(a), (ii) all other compounds owned, used, conceived, developed, reduced to practice or otherwise made by Seller or its Affiliates, other than those that primarily inhibit one or more of the Excluded Targets, and (iii) any free base or free acid form, salt form, crystalline polymorph, hydrate or solvate of any compound described in the foregoing, or of any ester, racemate or stereoisomer of any compound described in the foregoing, in each case, which do not primarily inhibit an Excluded Target. Notwithstanding the foregoing, “Compounds” shall specifically exclude the Excluded Compounds.

“Confidentiality Agreement” means the letter agreement, dated as of November 19, 2021, between Janssen Global Services, LLC and Seller.

“Contemplated Transactions” means the transactions contemplated by this Agreement and any Related Document.

“Contracts” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, collaboration agreement, development agreement, distribution agreement, contract research organization agreement or other legally binding contract, agreement, obligation, commitment, arrangement, understanding or instrument, whether oral or written.

“Control” including its various tenses and derivatives (such as “Controlled” and “Controlling”) means (a) when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by Contract or otherwise, (b) when used with respect to any security, the possession, directly or indirectly, of the power to vote, or to direct the voting of, such security or the power to dispose of, or to direct the disposition of, such security and (c) when used with respect to any Intellectual Property Rights, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign or grant a license, sublicense or other right to or under such Intellectual Property Rights or to compel another to do so.

“Data Protection Laws” means all Laws and binding industry standards concerning the privacy, protection, security, collection, storage, use, transfer, disclosure, destruction, alteration or other processing of Personal Data, including the California Consumer Privacy Act, the European Union General Data Protection Regulation (EU) 2016/679 and any other Laws implementing the GDPR into national Law, the Personal Information Protection Law of the People’s Republic of China, and other international, foreign, federal, local and state data security and data privacy Laws.

“Data Protection Requirements” means (i) all applicable Data Protection Laws, (ii) all obligations under Contracts to which Seller or any of its Affiliates is a party or is otherwise bound that relate to Personal Data or protection of its information technology systems and (iii) all internal and publicly posted policies regarding the collection, use, disclosure, transfer, storage, maintenance, retention, disposal, modification, protection or processing of Personal Data.

“Directive” has the meaning set forth in Section 5.7.

“Docket Files” means electronic and paper copies (including originals) or the following items, to the extent they are in the possession and control of Seller or any of its Affiliates as of the Closing Date, with respect to the owned Seller Intellectual Property: (a) original files of any registrations or applications, (b) agreements pursuant to which any rights in the Seller Intellectual Property were assigned to Seller or any of its Affiliates (to the extent not already included within the Assigned Contracts), (c) declarations and powers of attorneys related to the owned Seller Intellectual Property, (d) correspondence with all patent, trademark and copyright offices and registrars, including contact information, of each counsel and agent responsible for the prosecution or maintenance of the owned Seller Intellectual Property, (e) the original ribbon copy for Patents issued by the United States Patent and Trademark Office, or, for foreign Patents, the original ribbon copy or certificate issued by the applicable Governmental Authority, (f) the certificate of registration for Copyrights issued by the United States Copyright Office, or, for foreign Copyright, the certificate or registration issued by the applicable Governmental Authority and (g) any other customary information of a type, nature and detail generally maintained in Seller’s or its Affiliates’ docket files.

“Dollars” or “$” means United States dollars.

“Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written plan, policy, agreement or arrangement providing for direct or indirect compensation or benefits, in each case, sponsored, maintained, administered or contributed to, or required to be sponsored, maintained, administered or contributed to by Seller or any of its ERISA Affiliates, or in respect of which Seller or any of its ERISA Affiliates has any Liability (whether actual or contingent).

“ERISA Affiliate” means any Person or entity that, together with another Person or entity, is, or at any relevant time was, treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or with respect to which an entity is otherwise jointly or severally liable under applicable Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Agreements” means the Merck Agreement, the FAIR Agreement, the Genentech Agreement and the Whitehead Agreement.

“Excluded Assets” has the meaning set forth in Section 2.2(b).

“Excluded Compounds” means the Licensed Products (as described in the FAIR Agreement), the Compounds (as defined in the Genentech Agreement) and the Company Compounds and Joint Compounds (each as defined in the Merck Agreement).

“Excluded Know-How” means (a) all Know-How within the “Licensed IP” (as defined in the Genentech Agreement), (b) the “Licensed Know-How (as defined in the FAIR Agreement), and (c) the “Company Background Information and Inventions”, “Company Background IP”, “Company Know-How” and “Joint Know-How” (each as defined in the Merck Agreement).

“Excluded Liabilities” has the meaning set forth in Section 2.3(b).

“Excluded Targets” means the therapeutic targets identified on Schedule 1.1(b).

“Excluded Taxes” means (i) any Taxes arising out of, or with respect to, the Purchased Assets or the Business for any Pre-Closing Tax Period, (ii) any Taxes of Seller or any of its Affiliates (or for which Seller or any of its respective Affiliates are liable) for any taxable period and (iii) any Transfer Taxes that are allocated to Seller pursuant to Section 5.8(a).

“Exploit” means to make, have made, import, use, sell, offer for sale, or otherwise dispose of, including to research, develop, register, modify, enhance, improve, manufacture, have manufactured, store, formulate, optimize, export, transport, distribute, commercialize, promote, market, have sold or otherwise dispose of. “Exploiting”, “Exploitation” and other forms of the word “Exploit” shall have correlative meanings.

“Export Approvals” has the meaning set forth in Section 3.20(c).

“FAIR Agreement” means that certain Exclusive License Agreement by and between Seller and FAIR Therapeutics, Inc., dated October 29, 2021.

“FCPA” has the meaning set forth in Section 3.18(a).

“FDA” has the meaning set forth in Section 3.11(b).

“GAAP” means the United States generally accepted accounting principles in effect from time to time.

“Genentech Agreement” means that certain Technology Transfer and License Agreement by and between Seller and Genentech, Inc., dated December 13, 2018.

“Governmental Authority” means any Federal, state, local or foreign government, any court, tribunal, administrative or other governmental agency, department, commission or authority, any Regulatory Authority or any non-governmental self-regulatory agency, commission or authority.

“Governmental Consent” has the meaning set forth in Section 3.2(e).

“IND” means (i) any investigational new drug application relating to a Product filed with the FDA pursuant to 21 C.F.R. Part 312, or any comparable filing made with a Governmental Authority in another country (including the submission to a competent authority of a request for an authorization concerning a clinical trial, as envisaged in Article 9, paragraph 2, of European Directive 2001/20/EC, or any other exemption legitimizing the use of a Product in a clinical investigation), and (ii) all supplements and amendments that may be filed with respect to the foregoing.

“Intellectual Property Rights” means all of the following, in each case in any jurisdiction in the world: (a) patents, patent applications, (including in each case any continuation, continuation-in-part, division, renewal, patent term, extension (including any supplemental protection certificate), reexamination or reissue thereof) (collectively, “Patents”); (b) registered and unregistered trademarks, trade dress, trade names, logos, design rights, service marks and any other designation of source or origin, together with the goodwill pertaining to the foregoing, and all applications, registrations and renewals therefor (collectively, “Trademarks”); (c) registered and unregistered copyrights, works of authorship, copyrightable works (published or unpublished) and all applications, registrations and renewals therefor (collectively, “Copyrights”); (d) software, computer programs and applications (whether in source code, object code or other form), algorithms, databases and technology supporting the foregoing, and all error corrections, updates, upgrades, enhancements, translations, modifications, adaptations, further developments and derivative works thereto, and all designs and design documents, technical summaries, documentation (including flow charts, logic diagrams, white papers, manuals, guides and specifications), firmware and middleware associated with the foregoing (collectively, “Software”); and (e) confidential and proprietary technical, scientific, regulatory or other information, designs, ideas, concepts, invention disclosures and inventions (whether patentable or unpatentable and whether or not reduced to practice), research and development, discoveries, results, creations, improvements, know-how, techniques and data (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing and preclinical and clinical data), technology, algorithms, procedures, plans, processes, practices, methods, trade secrets, instructions, formulae, formulations, compositions, specifications, marketing, pricing, distribution, cost and sales information, customer and supplier names and lists, tools, materials, apparatus, creations, improvements and other similar materials, and all recordings, graphs, drawings, diagrams, flow charts, models, studies, reports, surveys, analyses and other writings (“Know-How”).

“Intervening Event” has the meaning set forth in Section 5.3(e).

“Inventory” means with respect to any Compounds or Products, all inventory of active pharmaceutical ingredient, intermediates, specific raw materials, components and consumables and finished product forms, together with all work-in-progress and packaging materials, owned by Seller or any of its Affiliates as of the Closing Date.

“IP Contracts” has the meaning set forth in Section 3.5(i).

“IRS” means the United States Internal Revenue Service.

“Law” means any federal, state, local or foreign constitution, treaty, law, statute, ordinance, rule or regulation (including any written advisory comments or formal interpretation or guidance thereunder), directive, policy, order, writ, award, decree, injunction, judgment, stay or restraining order of any Governmental Authority, the terms of any permit, and any other ruling or decision of, agreement with or by, or any other requirement of, any Governmental Authority.

“Legal Restraints” has the meaning set forth in Section 6.1(b).

“Liabilities” means liabilities, obligations and commitments, whether accrued or fixed, absolute or contingent, known or unknown, determined or determinable, due or to become due, or otherwise.

“Lien” means any lien (statutory or otherwise), security interest, pledge, hypothecation, mortgage, assessment, lease, claim, levy, license, defect in title, charge, or any other Third Party right, license or property interest of any kind, or any conditional sale or other title retention agreement, option, right of first refusal or similar restriction, any covenant not to sue, or any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership or any agreement to give any of the foregoing in the future or similar encumbrance of any kind or nature whatsoever.

“Marketing Authorization Application” means a New Drug Application or Biologics License Application, each as defined in the Act, and any corresponding foreign application, registration or certification granted by a Governmental Authority, including any supplements, amendments or modifications submitted to or required by any Governmental Authority, necessary or reasonably useful to commercialize and market a Product in a particular country or group of countries, but not including pricing and reimbursement approvals.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate would reasonably be expected to result in, or has resulted in, any change or effect, that (a) is materially adverse to the Business or the Purchased Assets; (b) would reasonably be expected to prevent or materially impede, materially interfere with, materially hinder or materially delay the consummation of the Contemplated Transactions or (c) would reasonably be expected to create or impose a limitation on the ability of Buyer to acquire valid and marketable title to the Purchased Assets free and clear of all Liens or to freely Exploit the Purchased Assets; provided that, for purposes of clause (a), none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any change, effect, event, occurrence, state of facts or development relating to the economy in general in the United States or in any other jurisdiction in which the Seller has operations or conducts business, so long as the effects do not disproportionately impact the Business, (ii) any change, effect, event, occurrence, state of facts or development reasonably attributable to conditions affecting the pharmaceutical industry, so long as the effects do not disproportionately impact the Business, (iii) any failure by Buyer to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood, however, that any effect causing or contributing to any such failure to meet projections or predictions may constitute a Material Adverse Effect and may be taken into account in determining whether a Material Adverse Effect has occurred); (iv) the execution, delivery, public announcement or performance of this Agreement and the Contemplated Transactions (provided that this clause (iv) shall not apply in determining the accuracy of Seller’s representations and warranties in Section 3.2(b)(ii) or 3.2(e) for the purposes of the condition in Section 6.2(a)), (v) earthquakes, hurricanes, tornadoes, natural disasters, epidemics, pandemics, disease outbreaks (including the COVID-19 virus) or global, national or regional political conditions, including hostilities, military actions, political instability, acts of terrorism or war or any escalation or material worsening of any such hostilities, military actions, political instability, acts of terrorism or war existing or underway as of the date hereof (other than any of the foregoing that causes any material damage or destruction to or renders unusable any material Purchased Assets and so long as the effects do not disproportionately impact the Business), (vi) any effect that results from any action taken at the express prior written request of Buyer or with Buyer’s prior written consent, or (vii) changes in Law or GAAP or any interpretation thereof, so long as the effects do not disproportionately impact the Business.

“Merck Agreement” means that certain Exclusive License and Research Collaboration Agreement by and between Seller and Merck Sharp and Dohme Corp., dated June 19, 2020.

“Merger Agreement” means that certain Agreement and Plan of Merger by and among Yumanity Therapeutics, Inc., Yacht Merger Sub, Inc. and Kineta, Inc. dated as of even date herewith.

“Non-Assignable Right” has the meaning set forth in Section 2.5.

“Order” means any writ, judgment, decree, injunction or similar order, including consent orders, of any Governmental Authority (in each such case whether preliminary or final).

“Outside Date” has the meaning set forth in Section 7.1(b)(i).

“Party” or “Parties” has the meaning set forth in the preamble hereof.

“Patent Assignment Agreement” has the meaning set forth in Section 2.4(b)(ii).

“Permits” means all approvals, authorizations, certificates, filings, franchises, licenses, notices, clearances, registrations and permits of or with all Governmental Authorities, necessary for or related to the Business (and not specifically related to the Seller’s facilities), including all applications for any of the foregoing, together with any renewals, extensions or modifications thereof and additions thereto.

“Permitted Liens” means, collectively, (i) statutory liens for Taxes, assessments and governmental charges not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been maintained in accordance with GAAP; and (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, material men and other Liens imposed by law arising or incurred in the ordinary course of business for amounts that are not yet due and payable and, if required under GAAP, for which appropriate reserves have been created or that are being contested in good faith by appropriate proceedings and that are not resulting from any breach, violation or default by Seller or any of its Affiliates of any Contract or applicable Law.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or any Governmental Authority.

“Personal Data” means (a) any information relating to an identified or identifiable natural person or that is reasonably capable of being used to identify a natural person and (b) any data or information defined as “personal data,” “personal information,” “personally identifiable information,” “nonpublic personal information” or “individually identifiable health information” under any applicable Law (including applicable Data Protection Laws).

“PHS Act” means the United States Public Health Service Act, as amended, and the rules, regulations, requirements, written advisory comments and formal guidance promulgated thereunder, as may be in effect from time to time.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Products” means any pharmaceutical products containing any Compound, including all dosage forms, presentations, formulations and line extensions thereof, including any pharmaceutical product which is comprised of one or more of the Compounds and any other pharmaceutically active compound and/or ingredients, any prototypes thereof and any variations thereof..

“Public Official” has the meaning set forth in Section 3.17(c).

“Purchase Price” means an amount equal to $26,000,000.

“Purchase Price Allocation” has the meaning set forth in Section 2.6(a).

“Purchased Assets” has the meaning set forth in Section 2.2(a).

“Registration Statement” has the meaning set forth in Section 5.14(a).

“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local regulatory agencies, departments, bureaus, commissions, councils, or other government entities regulating or otherwise exercising authority with respect to the development and exploitation of Products.

“Regulatory Authorizations” means, with respect to any jurisdiction, any and all approvals (including pricing and reimbursement approvals), licenses, clearances, registrations or authorizations of any Regulatory Authority necessary or useful for the Exploitation of any compound or (bio)pharmaceutical product in such jurisdiction, including, where applicable, (i) INDs, Marketing Authorization Applications and supplements and amendments thereto, (ii) pre- and post-approval marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto), (iii) labeling approval and (iv) technical, medical and scientific licenses.

“Regulatory Documentation” means any and all (i) applications, filings, submissions, registrations, licenses, permits, notifications, authorizations and approvals (including all Regulatory Authorizations), and non-clinical and clinical study authorization applications or notifications (including all supporting files, writings, data, studies and reports) prepared for submission to a Regulatory Authority or research ethics committee with a view to the obtaining or maintaining of any Regulatory Authorization, including any Investigational Medicinal Product Dossier (IMPD), (ii) correspondence to or with the FDA, European Medicines Agency (EMA) or any other Governmental Authority (including minutes and contact reports relating to any communications with any Governmental Authority), (iii) pharmacovigilance databases, adverse event reports and associated documents, investigations of adverse event reports, and any other records related to safety reporting or data contained or referenced in or supporting any of the foregoing, (iv) manufacturing records or data contained or referenced in or supporting any of the foregoing and (v) nonclinical, clinical and other data contained or referenced in or supporting any of the foregoing.

“Related Documents” means, other than this Agreement, all agreements, certificates and documents signed and delivered by either Party in connection with this Agreement or the transactions contemplated hereby.

“Representatives” means, with respect to any Person, such Person’s directors, officers, managers, employees, counsel, consultants, accountants, financial advisors, lenders and other agents and representatives.

“Research and Development Program” means the program of discovery efforts, research and development carried out on or prior to the Closing Date for the Compounds or the Targets; provided, that the Research and Development Program shall not include any such activities for the Excluded Targets.

“Research Tools” means any technology which is designed, developed and used solely for performing research and drug discovery activities (and, for clarity, not for the diagnosis, treatment, prevention, palliation, or prophylaxis of human diseases and conditions), which, for the avoidance of doubt, shall include cDNAs, antibodies, cell lines, knock-out animals, assays and other similar research tools.

“Reviewing Accountant” shall have the meaning set forth in Section 2.6(b).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble hereof.

“Seller Adverse Recommendation Change” has the meaning set forth in Section 5.3(b).

“Seller Allocation Notice” has the meaning set forth in Section 2.6(b).

“Seller Biological Materials” means (i) any tissues, cells, cell lines, organisms, blood samples, genetic material, antibodies and other biological substances and materials, and any Research Tools and (ii) any biological products, as such term is defined in Section 351 of the PHS Act, in the case of each of (i) and (ii) that are owned or otherwise Controlled by Seller or any of its Affiliates on the Closing Date and that are primarily related to, or reasonably necessary or useful to Exploit, the Compounds and Products.

“Seller Board” means the Board of Directors of Seller.

“Seller Board Recommendation” has the meaning set forth in Section 3.2(c).

“Seller Common Stock” has the meaning set forth in Section 5.3(e).

“Seller Data” means all databases and data, including all tangible embodiments thereof, and all rights therein, in each case owned or Controlled by, or licensed to, Seller or any of its Affiliates as of the Closing Date that are primarily related to, or reasonably necessary or useful to Exploit, the Compounds and Products. Notwithstanding the foregoing, “Seller Data” shall exclude the Excluded Know-How.

“Seller Intellectual Property” means all Patents, Copyrights, and Software, the Seller Data, all Know-How that does not constitute Seller Data, and other Intellectual Property Rights, that is owned or Controlled by, or licensed to, Seller or any of its Affiliates on the Closing Date and that is primarily related to, or reasonably necessary or useful to Exploit, the Compounds or Products, and the right to recover for past infringement of any of the foregoing. Notwithstanding the foregoing, “Seller Intellectual Property” shall exclude (a) the Excluded Know-How and (b) the Patents, Trademarks, Copyrights listed on Schedule 1.1(d).

“Seller Notice of Recommendation Change” has the meaning set forth in Section 5.3(b).

“Seller Registered Intellectual Property” has the meaning set forth in Section 3.5(a).

“Seller Regulatory Authorizations” means any and all (i) Regulatory Authorizations and (ii) applications or notifications or submissions for Regulatory Authorizations, in either case that are (a) owned or otherwise Controlled by Seller or any of its Affiliates on the Closing Date and (b) primarily related to, or is reasonably necessary or useful to Exploit, the Compounds or Products.

“Seller Regulatory Documentation” means any and all Regulatory Documentation, including all Seller Regulatory Authorizations, that is owned by, or otherwise Controlled by, Seller or any of its Affiliates on the Closing Date and that is primarily related to, or is reasonably necessary or useful to Exploit, the Compounds or Products.

“Seller Related Parties” has the meaning set forth in Section 7.3(e).

“Seller Stockholder Approval” has the meaning set forth in Section 3.2(d).

“Seller Stockholders’ Meeting” has the meaning set forth in Section 5.14(c).

“Seller’s Charter” has the meaning set forth in Section 3.1.

“Seller’s Knowledge” (and similar phrases) means, with respect to any matter in question, the actual knowledge of Seller’s following officers: Richard Peters, Devin Smith, Michael Wyzga and Dan Tardiff, after making due inquiry of their direct reports.

“Social Security Act” has the meaning set forth in Section 3.11(e).

“Specified Transaction” means (x) any direct or indirect acquisition or purchase of, or license or grant of rights to, any material portion of the Purchased Assets or (y) any direct or indirect acquisition or purchase of more than 50% of the Seller Common Stock or substantially all of the assets of Seller and its Subsidiaries, taken as a whole.

“Straddle Period” has the meaning set forth in Section 5.6(b).

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Superior Proposal ” has the meaning set forth in Section 5.3.

“Targets” means all of (i) the therapeutic targets described on Schedule 1.1(c) and (ii) all other therapeutic targets that are or were subject to the Seller’s and its Affiliates’ programs of discovery efforts, research and development carried out on or prior to the Closing Date, other than the Excluded Targets.

“Tax” or “Taxes” means all taxes, assessments, duties, fees or similar charges of any kind, in each case in the nature of a tax, including any surcharges, interest, penalties, and additions thereto.

“Tax Return” means all returns (including amended returns), requests for extensions of time, claims for refund, declarations of estimated Tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

“Taxing Authority” means any Governmental Authority or any quasi-governmental body exercising Tax regulatory authority.

“Termination Fee” has the meaning set forth in Section 7.3(b).

“Third Party” means any Person other than: (a) Seller or Buyer or (b) any Affiliates of Seller or Buyer.

“Transfer Date” has the meaning set forth in Section 2.5.

“Transfer Taxes” has the meaning set forth in Section 5.8(a).

“Whitehead Agreement” means the Tangible Property and Exclusive Patent License Agreement, dated February 4, 2016, among, inter alia, Whitehead Institute for Biomedical Research and Seller (as amended prior to the date hereof).

Section 1.2.    Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement, any Related Document or in any Exhibit or Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, such Related Document or such Exhibit or Schedule. Whenever the words “include”, “includes” or “including” are used in this Agreement or any Related Document, they shall be deemed to be followed by the words “without limitation”. The word “or,” when used in this Agreement, has the inclusive meaning represented by the phrase “and/or.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to the “date hereof” refer to the date of this Agreement. “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”. For purposes of this Agreement and the Related Documents, the phrases “delivered or made available to Buyer prior to the date hereof”, “delivered or made available to Buyer in the data room prior to the date hereof”, “has made available to Buyer prior to the date hereof” or “has made available to Buyer in the data room prior to the date hereof” and similar expressions in respect of any document or information will be construed for all purposes of this Agreement and the Related Documents as meaning that a copy of such document or information was filed and made available for viewing by Buyer in the electronic data rooms hosted by Donnelley Financial Solutions in each case no later than three Business Days prior to the date hereof. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract or statute defined or referred to herein or in any Contract that is referred to herein means (a) in the case of any statute, such statute and any comparable statute that from time to time replaces such statute by succession, and any rules and regulations promulgated thereunder and (b) in the case of any Contract, such Contract and all amendments, modifications and attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

ARTICLE II

PURCHASE AND SALE

Section 2.1.    Purchase and Sale of Purchased Assets; Purchase Price.

(a)    Pursuant to the terms and subject to the conditions of this Agreement, at the Closing, Seller shall, and shall cause each of its Affiliates owning or otherwise Controlling any of the Purchased Assets to, sell, convey, deliver, transfer and assign to Buyer (or its designated Affiliate), free and clear of all Liens, other than Permitted Liens, and Buyer (or its designated Affiliate) shall purchase, take delivery of and acquire from Seller (and its Affiliates) all of Seller’s (and its Affiliates’) right, title and interest in, to and under all of the Purchased Assets.

(b)    In consideration of the sale, conveyance, delivery, transfer and assignment of the Purchased Assets to Buyer and Seller’s other covenants and obligations hereunder, upon the terms and subject to the conditions hereof:

(i)    at the Closing, Buyer shall pay to Seller, by wire transfer of immediately available funds to the account set forth on Schedule 2.1(b)(i), the Purchase Price; and

(ii)    at the Closing, Buyer (or its designated Affiliate) shall assume the Assumed Liabilities in accordance with Section 2.3.

Section 2.2.    Purchased Assets; Excluded Assets.

(a)    The term “Purchased Assets” means all of Seller’s (and its Affiliates’) right, title and interest in, to and under the following properties and assets (tangible or intangible):

(i)    all Seller Biological Materials, including as set forth on Schedule 2.2(a)(i);

(ii)    all Seller Regulatory Documentation, including, for the avoidance of doubt, original and, if available, electronic copies;

(iii)    all Seller Intellectual Property, including the Seller Registered Intellectual Property set forth on Schedule 2.2(a)(iii);

(iv)    all Books and Records, and all originals of any tangible embodiments of Seller Intellectual Property, including Docket Files; provided, however, that Seller may retain a copy of any such Books and Records to the extent necessary for Tax, regulatory compliance or accounting purposes;

(v)    all Inventory, including as set forth on Schedule 2.2(a)(v);

(vi)    the Contracts set forth on Schedule 2.2(a)(vi) (the “Assumed Contracts”), including all rights thereunder;

(vii)    all Permits, including as set forth on Schedule 2.2(a)(vii);

(viii)    all Actions, rights of recovery, and rights of indemnification or setoff against Third Parties and other claims arising out of or relating to the Business or the Assumed Liabilities and all other intangible property rights that relate to the Business or the Assumed Liabilities; and

(ix)    all other properties, assets and rights (tangible or intangible) of Seller (and its Affiliates) necessary to conduct the Business, other than any properties, assets or rights that are addressed by the subject matter of clauses (i) through (viii) of this Section 2.2(a) or clauses (i) through (vi) of Section 2.2(b), but, in all cases excluding the Excluded Agreements, Excluded Compounds and Excluded Know-How.

(b)    Buyer acknowledges that the Purchased Assets shall consist only of those assets described in Section 2.2(a) and all other assets of Seller and its Affiliates are excluded (collectively, the “Excluded Assets”). Notwithstanding anything to the contrary herein, Excluded Assets shall include:

(i)    all cash and cash equivalents of Seller;

(ii)    all Contracts other than the Assumed Contracts;

(iii)    all rights, claims and credits of Seller to the extent relating to any Excluded Asset or any Excluded Liability;

(iv)    all land, buildings, improvements and fixtures thereon owned or leased by Seller;

(v)    any refunds for Taxes relating to the Pre-Closing Period (excluding, for the avoidance of doubt, any refunds with respect to Assumed Taxes);

(vi)    all Employee Benefit Plans, including any assets thereof or relating thereto;

(vii)    the Excluded Agreements, Excluded Targets, Excluded Compounds and Excluded Know-How; and

(viii)    except to the extent included in the Purchased Assets, all other properties, assets, goodwill and rights of Seller of whatever kind and nature, real, personal or mixed, tangible or intangible.

Section 2.3.    Assumed Liabilities; Excluded Liabilities.

(a)    Pursuant to the terms and subject to the conditions of this Agreement, at the Closing, Seller shall, and shall cause its Affiliates to, sell, convey, deliver, transfer and assign to Buyer (or its designated Affiliate), and Buyer (or its designated Affiliate) shall assume from Seller and its applicable Affiliates, the Assumed Liabilities.

(b)    Notwithstanding anything in this Agreement or the Related Documents to the contrary, other than the Assumed Liabilities, Buyer shall not be the successor to Seller or any of its Affiliates, and Buyer expressly does not assume and shall not become liable to pay, perform or discharge, any Liability whatsoever of Seller or any of its Affiliates, whether or not arising out of or otherwise relating in any way to the Purchased Assets, other than the Assumed Liabilities. All such Liabilities are referred to herein as the “Excluded Liabilities”. Seller shall, or shall cause its Affiliates to, pay, perform and discharge when due all of the Excluded Liabilities. Without limitation of the foregoing, the Excluded Liabilities shall include the following Liabilities:

(i)    any Liabilities relating to or arising out of the Excluded Assets;

(ii)    any Liabilities relating to or arising out of Accounts Payable (other than the Assumed Liabilities);

(iii)    any Excluded Taxes;

(iv)    any Liabilities to present or former members or shareholders of Seller or any of its Affiliates, in their capacity as such;

(v)    any Liabilities of Seller or any of its Affiliates under this Agreement, the Related Documents or in connection with the Contemplated Transactions;

(vi)    all Liabilities under any Contract that is not an Assumed Contract;

(vii)    any Liabilities (including all Actions relating to such Liabilities) of Seller or any of its Affiliates to any Person and claims from any Person relating to or arising out of circumstances existing on or prior to the Closing, including those relating to or arising out of any product liability, patent infringement, breach of warranty or similar claim for injury to person or property that resulted from the use, operation, ownership or misuse of the Purchased Assets or the operation of the business of Seller or any of its Affiliates, including the conduct of the Business, to the extent such conduct occurred on or prior to the Closing;

(viii)    any Liabilities (including all Actions relating to such Liabilities) from or relating to the Intellectual Property Rights of any Person on or prior to the Closing,

including any Liability for any loss or infringement, dilution, misappropriation, other violation thereof or for violation of privacy, personal information or data protection rights;

(ix)    all Liabilities arising out of or relating to (A) the employment of, or receipt of services from, any individual or (B) any Employee Benefit Plan; and

(x)    any other Liabilities arising out of the Purchased Assets or the operation of the business of Seller or any of its Affiliates on or prior to the Closing, whether or not any such Liabilities are claimed or otherwise arise prior to or after the Closing (other than the Assumed Liabilities).

Section 2.4.    Closing; Closing Deliverables.

(a)    Closing. The closing of the Contemplated Transactions (the “Closing”) shall take place remotely, by exchange of electronic copies of the agreements, documents, certificates and other instruments set forth in this Section 2.4, at 10:00 a.m., New York City time, on the second Business Day following the satisfaction (or, to the extent permitted, waiver) of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, time and date as shall be agreed between Buyer and Seller. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b)    Seller Closing Deliverables. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(i)    the Bill of Sale, Assignment and Assumption Agreement, in the form of Exhibit 2.4(b)(i) (the “Bill of Sale, Assignment and Assumption Agreement”), duly executed by Seller and/or its applicable Affiliates;

(ii)    a Patent Assignment Agreement, in the form of Exhibit 2.4(b)(ii) (the “Patent Assignment Agreement”), duly executed by Seller and/or its applicable Affiliates;

(iii)    a duly completed and accurate IRS Form W-9;

(iv)    evidence, acceptable to Buyer in its sole discretion, that all Liens set forth on Schedule 3.4(a) have been properly terminated or released on or before the Closing, including either (i) a completed UCC-3 Termination Statement, in a proper form for filing, in respect of each such Lien, or (ii) a payoff letter from the secured party thereunder, in form and substance acceptable to Buyer, certifying that upon receipt by or on behalf of Seller of the amount specified in such payoff letter, such Lien shall be released with no further action and that such secured party will, promptly upon receipt of the specified amount, deliver to Buyer a duly executed UCC-3 Termination Statement, in a proper form for filing, in respect of such Lien;

(v)    all physical or tangible Purchased Assets at a location reasonably designated by Buyer at least five Business Days prior to the Closing; and

(vi)    access to all Books and Records, Seller Regulatory Documentation and Docket Files that are, in each case, stored in an electronic or digital format in a manner mutually agreed by the Parties.

(c)    Buyer Closing Deliverables. At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(i)    the payment required pursuant to Section 2.1(b)(i);

(ii)    the Bill of Sale, Assignment and Assumption Agreement, duly executed by Buyer and/or its applicable Affiliates; and

(iii)    the Patent Assignment Agreement, duly executed by Buyer and/or its applicable Affiliates.

Section 2.5.    Third Party Consents. If the assignment or transfer of any asset included in the Purchased Assets or any claim, right or benefit arising thereunder or resulting therefrom, without the consent of a Third Party, would constitute a breach or other contravention of the rights of such Third Party, would be ineffective with respect to any party to an agreement concerning such asset, claim, right or benefit, or, upon assignment or transfer, would in any way adversely affect the rights of Seller or, upon transfer, Buyer (each, a “Non-Assignable Right”), then, if requested by Buyer, Seller shall use commercially reasonable efforts, at Buyer’s sole cost and expense, to obtain such consent after the execution of this Agreement until such consent is obtained. If any such consent cannot be obtained prior to the Closing and the Closing occurs, then, notwithstanding anything to the contrary in this Agreement or any Related Document, (a) this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of the applicable Non-Assignable Right until and unless such consent is obtained (at which point such Non-Assignable Right will be deemed to have been assigned or transferred under this Agreement on such date (the “Transfer Date”)), and, if requested by Buyer, Seller shall use commercially reasonable efforts, at Buyer’s sole cost and expense, to obtain such consent as soon as possible after the Closing; and (b) upon delivery of Buyer’s written election to Seller, (i) the Non-Assignable Right shall be an Excluded Asset and Buyer shall have no Liability whatsoever with respect to any such Non-Assignable Right or any Liability with respect thereto (and any consent to transfer or assignment obtained thereafter shall have no effect) or (ii) Seller shall, at its sole cost and expense, obtain for Buyer substantially all of the practical benefit and burden of such Non-Assignable Right, including by (A) entering into appropriate and reasonable alternative arrangements on terms mutually agreeable to Buyer and Seller, (B) subject to the consent and control of Buyer, enforcement, at the cost and for the account of Buyer, of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise and (C) continuing to comply with, and perform, any contractual obligations associated with such Non-Assignable Right. For the avoidance of doubt, nothing in this Section 2.6 shall affect any determination as to whether any of the conditions set forth in Article VI have been satisfied.

Section 2.6.    Purchase Price Allocation.

(a)    Within ninety (90) days following the Closing Date, Buyer shall provide the Seller with a proposed allocation of the Purchase Price and the applicable Assumed Liabilities (together with any other amounts treated as consideration for U.S. Federal income Tax purposes) among the Purchased Assets (the “Buyer Draft Allocation”).

(b)    If the Seller disagrees with the Buyer Draft Allocation, the Seller may, within thirty (30) days after delivery of the Buyer Draft Allocation, deliver a notice (the “Seller Allocation Notice”) to Buyer to such effect, specifying the items with which the Seller disagrees and setting forth Seller’s proposed allocation of the Purchase Price (and other relevant amounts). If the Seller Allocation Notice is duly delivered, the Seller and Buyer shall, during the thirty (30) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the allocation of the Purchase Price (and other relevant amounts). If the Seller and Buyer are unable to reach such agreement, the Seller and Buyer shall submit all matters that remain in dispute with respect to the Seller Allocation Notice (along with a copy of the Buyer Draft Allocation marked to indicate those line items not in dispute) to an independent, nationally recognized accounting firm mutually agreed to by the Seller and Buyer (the “Reviewing Accountant”). The Seller and Buyer shall instruct the Reviewing Accountant to make a determination no later than thirty (30) days following the submission of such dispute, based solely on the written submissions of the Seller, on the one hand, and Buyer, on the other hand. The Reviewing Accountant shall adjust the Buyer Draft Allocation based on these determinations. All fees and expenses relating to the work, if any, to be performed by the Reviewing Accountant shall be borne equally by the Seller and Buyer.

(c)    The Buyer Draft Allocation, as prepared by Buyer if the Seller has not delivered a Seller Allocation Notice in accordance with Section 2.6(b), as adjusted pursuant to any agreement between the Seller and Buyer, or as adjusted by the Reviewing Accountant (in each case, the “Purchase Price Allocation”), shall, absent fraud, be conclusive and binding on the Seller and Buyer for all Tax purposes. The Purchase Price Allocation shall be amended to reflect any adjustment to the Purchase Price in a manner consistent with applicable Tax Law (including Section 1060 of the Code).

(d)    Seller and Buyer shall file all applicable Tax Returns (including IRS Form 8594) in a manner consistent with the Purchase Price Allocation and shall not take any Tax position that is inconsistent with the Purchase Price Allocation in connection with any proceeding before any Taxing Authority, in each case unless otherwise required by a final “determination” as defined in Section 1313(a) of the Code (or a similar provision of state, local or foreign Tax Law). In the event that the Purchase Price Allocation is disputed by any Taxing Authority, the Party receiving notice of the dispute shall promptly notify the other Party in writing of such notice and resolution of the dispute.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to (a) the Schedules attached hereto (to the extent any such Schedule is numbered to correspond to a representation or warranty, and to the extent that it is reasonably clear from a reading of a disclosure in a Schedule that such disclosure is applicable to another representation or warranty, and provided that the inclusion of any information in the Schedules shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Material Adverse Effect, or is outside the ordinary course of business of Seller) and (b) the documents filed with or furnished to the SEC by Seller on or after January 1, 2020 and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system on or before the day that is one (1) Business Day prior to the date of this Agreement (excluding disclosures to the extent predictive, cautionary or forward-looking in nature), Seller represents and warrants to Buyer as set forth in this Article III.

Section 3.1.    Organization, Standing and Power. Seller is a corporation, duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite corporate power and authority to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted, except where the failure to be in good standing or have such power or authority, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Business or the Purchased Assets. Seller and each of its Affiliates is duly qualified or licensed to do business and is in good standing (in jurisdictions that recognize the concept of good standing) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate has not been and would not reasonably be expected to be material to Seller, the Business or the Purchased Assets. Seller has made available to Buyer, prior to the execution of this Agreement, complete and accurate copies of Seller’s articles of incorporation (as amended or supplemented from time to time, “Seller’s Charter”). Seller is not in violation of any of the provisions of Seller’s Charter.

Section 3.2.    Authority; Noncontravention. (a) Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Related Documents and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the Related Documents by Seller and the consummation by Seller of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Seller (other than the receipt of the Seller Stockholder Approval) and no other corporate proceedings on the part of Seller or any of its Affiliates are necessary to authorize this Agreement, the Related Documents or to consummate the Contemplated Transactions (other than the receipt of the Seller Stockholder Approval). Each of this Agreement and the Related Documents has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies.

(b)    The execution and delivery of this Agreement and the Related Documents by Seller do not, and the consummation of the Contemplated Transactions and compliance by Seller with the provisions of this Agreement and the Related Documents will not, conflict with, or result in any violation or breach of, or default under (with or without notice or lapse of time, or both), or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon the Purchased Assets under, (i) Seller’s Charter, (ii) any Contract to which Seller or any of its Affiliates is a party or to which any of the Purchased Assets are subject or (iii) any (A) statute, ordinance, rule, regulation or other Law applicable to Seller, any of its Affiliates, the Business or the Purchased Assets or (B) Order applicable to Seller, any of its Affiliates, the Business or the Purchased Assets, except in the cases of clauses (ii) and (iii), where the conflict, violation, breach, default, termination, cancellation, acceleration or creation of a Lien, individually or in the aggregate, has not been and would not reasonably be expected to be material to Seller, the Business or the Purchased Assets, or that would not reasonably be expected to prevent, materially impede or materially delay the consummation by Seller of the Contemplated Transactions.

(c)    The Seller Board, at a meeting duly called and held, unanimously adopted resolutions (i) authorizing and approving the execution, delivery and performance by Seller of this Agreement and, subject to the receipt of the Seller Stockholder Approval, the consummation by Seller of the Contemplated Transactions, (ii) declaring that this Agreement and the Contemplated Transactions are advisable and in the best interests of Seller, (iii) directing that the Contemplated Transactions be submitted for consideration at a meeting of the holders of shares of Seller Common Stock and (iv) recommending that the holders of shares of Seller Common Stock approve the Contemplated Transactions (such recommendation, the “Seller Board Recommendation”), which resolutions have not, except after the date hereof as permitted by Section 5.3, been subsequently rescinded, modified or withdrawn.

(d)     The affirmative vote (in person or by proxy) of the holders of Seller Common Stock entitled to cast a majority of all the votes entitled to be cast on such matter (the “Seller Stockholder Approval”), at the Seller Stockholders’ Meeting, in favor of this Agreement and the Contemplated Transactions, is the only vote of the holders of any class or series of securities of Seller necessary to approve this Agreement and the Contemplated Transactions.

(e)    No consent, approval, Order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority (each, a “Governmental Consent”) is required by or with respect to Seller, any of its Affiliates or the Business in connection with the execution and delivery of this Agreement or any Related Document by Seller, the transfer of the Purchased Assets to Buyer or the consummation of the Contemplated Transactions, except for (i) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of the Registration Statement and (ii) the receipt, termination or expiration, as applicable, of approvals or waiting periods under any applicable antitrust, competition, fair trade or similar Laws.

Section 3.3.    Absence of Certain Changes or Events. Since December 31, 2021 to the date of this Agreement (a) no event has occurred which would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, (b) there has been no material loss, destruction or damage (in each case, whether or not insured) affecting the Business or the Purchased Assets and (c) Seller and its Affiliates have conducted activities with respect to the Business in the ordinary course of business (except for the execution and performance of this Agreement and the Merger Agreement and the discussions, negotiations and transactions related thereto) consistent with past practice and have not taken any actions, which, if taken after the date of this Agreement and prior to the Closing Date would constitute a breach of Section 5.1(b).

Section 3.4.    Good Title; Sufficiency of Assets.

(a)    (i) Seller (together with its Affiliates) has good and marketable title to, or valid contract rights to, as applicable, all of the Purchased Assets free and clear of all Liens (other than Permitted Liens), and has the complete and unrestricted power and unqualified right to sell, assign, transfer and deliver to Buyer, as applicable, the Purchased Assets and (ii) there are no adverse claims of ownership to the Purchased Assets and neither Seller nor any of its Affiliates has received written (or, to Seller’s Knowledge, any other) notice that any Person has asserted a claim of ownership or right of possession or use in or to any of the Purchased Assets, nor are there, to Seller’s Knowledge, any facts, circumstances or conditions on which any such claim could be brought in the future. At the Closing, Buyer will acquire from Seller (and its Affiliates) good and marketable title to, or valid contract rights to, as applicable, all of the Purchased Assets, free and clear of all Liens (other than Permitted Liens).

(b)    The Purchased Assets constitute (i) all of the properties, interests, assets and rights of Seller or any of its Affiliates acquired, conceived, collected, compiled, generated, reduced to practice or otherwise made or used in connection with the Research and Development Program, (ii) all of the properties, interests, assets and rights of Seller or any of its Affiliates used, held for use or intended to be used in connection with the Research and Development Program or the Compounds and (iii) all of the properties, interests, assets and rights necessary for Buyer and its Affiliates to continue to conduct the Research and Development Program as presently conducted.

Section 3.5.    Intellectual Property.

(a)    Schedule 2.2(a)(iii) sets forth, as of the date hereof, a complete and accurate list of all registrations or applications for registration, as applicable, of Patents (which list specifically identifies all Patent registrations and Patent applications solely and exclusively owned by Seller and its Affiliates), Trademarks and Copyrights that, in each case, are Controlled by Seller and its Affiliates and used in, held for use in or are specifically related to the Business (“Seller Registered Intellectual Property”). Seller and its Affiliates have timely made all filings and payments with Governmental Authorities as may be necessary or appropriate to preserve, maintain and protect the Seller Registered Intellectual Property. The Seller Registered Intellectual Property is subsisting, and to the Seller’s Knowledge, is valid and enforceable.

(b)    Seller (together with its Affiliates) exclusively owns, or validly Controls, all rights, title and interests in and to the Seller Intellectual Property, free and clear of all Liens (other than Permitted Liens).

(c)    Seller (together with its Controlled Affiliates) exclusively owns or has a valid license to use all Intellectual Property Rights which are used, held for use or necessary to conduct the Business in the manner currently conducted and as proposed to be conducted. Each such Intellectual Property Right will, immediately subsequent to the Closing, be transferred to, and Controlled by, Buyer on the same terms with which Seller (or its applicable Affiliate), immediately prior to the Closing, Controlled such Intellectual Property Right.

(d)    To Seller’s Knowledge, the conduct of the Business has not infringed, diluted, misappropriated or otherwise violated, and is not infringing, diluting, misappropriating or otherwise violating the Intellectual Property Rights of any Third Party. To Seller’s Knowledge, no Third Party has infringed, diluted, misappropriated or otherwise violated or is or are infringing, diluting, misappropriating or otherwise violating the Seller Intellectual Property.

(e)    No Actions have been brought or, to Seller’s Knowledge, have been threatened with regard to (i) the ownership, validity, enforceability, registration, Control or use of any Seller Intellectual Property, including interferences, oppositions, reissues, reexaminations cancellations, revocations and rectifications; (ii) any Third Party actually or potentially infringing, diluting, misappropriating or otherwise violating Seller Intellectual Property or (iii) any actual or potential infringement, dilution, misappropriation or other violation of the Intellectual Property Rights of any Third Party with respect to the conduct of the Business. Seller (or its applicable Affiliate) has the right to bring actions for infringement, including all rights to recover damages for past infringement (to the extent permitted by applicable Law), of all Seller Intellectual Property.

(f)    Each of the Patent registrations and Patent applications listed in Schedule 2.2(a)(iii) that are owned by Seller or its Affiliates properly identifies (and, to Seller’s Knowledge, such Patent registrations and Patent applications otherwise Controlled by Seller and its Affiliates properly identify) each and every inventor of the claims thereof as determined in accordance with the Laws of the jurisdiction in which such patent is issued or such patent application is pending. Each inventor named on the Patent registrations and Patent applications listed in Schedule 2.2(a)(iii) that are owned by Seller and its Affiliates has executed (and, to Seller’s Knowledge, such inventors named on such Patent registrations and Patent applications that are otherwise Controlled by Seller and its Affiliates have executed) an agreement assigning his, her or its entire right, title and interest in and to such Patent or Patent application, and the inventions embodied and claimed therein, to Seller or an Affiliate of Seller, or in the case of licensed Patents, to the appropriate owners.

(g)    No current or former director, officer, employee, contractor or consultant of Seller or any of its Affiliates owns any rights in or to any Seller Intellectual Property. All current and former directors, officers, employees, contractors and consultants of Seller and any of its Affiliates who contributed to the Business or to the discovery, creation or development of any Seller Intellectual Property did so (i) within the scope of his or her employment such that it constituted a work made for hire and all Seller Intellectual Property arising therefrom became the exclusive property of Seller (or an Affiliate thereof) or (ii) pursuant to a valid and enforceable written agreement, presently assigned all of his or her rights in Seller Intellectual Property to Seller (or an Affiliate thereof). No current or former directors, officers, employees, contractors or consultants of Seller or any of its Affiliates has made or threatened to make any claim or challenge against Seller or any of its Affiliates in connection with his or her contribution to the Business or to the discovery, creation or development of any Seller Intellectual Property, and, to Seller’s Knowledge, no circumstances exist which would reasonably be expected to lead to any such claim or challenge.

(h)    Each of Seller and its Affiliates has used reasonable efforts and taken commercially reasonable steps designed to maintain, preserve and protect its Know-How, proprietary Software and other confidential information acquired, conceived, developed, collected, compiled, generated, reduced to practice or otherwise made or used in connection with or related to the Business, including through requiring all former and current directors, officers, employees, contractors and consultants of Seller and its Affiliates to execute valid and enforceable written confidentiality agreements with respect to Intellectual Property Rights developed for or obtained from Seller and its Affiliates and entering into licenses and Contracts that require licensees, contractors and other Third Parties with access to the Know-How, proprietary Software or other confidential information to keep such Know-How, proprietary Software or other confidential information confidential. There has been no (i) violation of any confidentiality agreement involving Seller Intellectual Property or (ii) unauthorized use, disclosure or misappropriation of any Know-How or proprietary Software included in the Seller Intellectual Property. To the Seller’s Knowledge, no such inventor has any contractual or other obligation that would preclude any such assignment or otherwise conflict with the obligations of such inventor to Seller or an Affiliate of Seller under such agreement with Seller or such Affiliate.

(i)    Schedule 3.5(i) sets forth a complete and accurate list as of the date hereof of all Contracts (i) pursuant to which any Seller Intellectual Property Rights are licensed, sold, assigned, granted or otherwise conveyed or provided to Seller or any of its Affiliates by any other Person (other than software licenses for commercially available off the shelf software and services agreements entered into in the ordinary course of business the principal purpose of which is not the licensing, selling, assigning, granting or otherwise conveying Intellectual Property Rights), or (ii) pursuant to which the Seller or any of its Affiliates has granted to any other Person any right or interest in any Seller Intellectual Property (excluding services agreements entered into in the ordinary course of business the principal purpose of which is not the licensing, selling, assigning, granting or otherwise conveying Intellectual Property Rights, but including any obligations of such other Person to make any fixed or contingent payments based on the exploitation or transfer of Seller Intellectual Property, including royalty payments) (collectively (i) and (ii), “IP Contracts”). All material obligations for payment of monies currently due and payable by Seller or any of its Affiliates and other material obligations in connection with the IP Contracts have been satisfied in a timely manner. Seller is, and, to Seller’s Knowledge, all other Parties to the IP Contracts are, in material compliance therewith and, to Seller’s Knowledge, all IP Contracts are legal, valid, binding and enforceable.

(j)    The execution and delivery of this Agreement and the Related Documents by Seller do not, and the consummation of the Contemplated Transactions and compliance by Seller with the provisions of this Agreement and any Related Document will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any right or obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon or the transfer of, any Seller Intellectual Property.

(k)    Other than the Research and Development Program, neither Seller nor any of its Affiliates nor, to Seller’s Knowledge, Third Party collaborators have any development program that produced any compound that primarily inhibits any of the Targets.

(l)    Neither Seller nor any of its Affiliates owns, Controls or has an interest in any compound that primarily inhibits any of the Targets other than the Compounds.

(m)    Seller has disclosed to Buyer all Seller Data and other information relating to the Compounds in its ownership or Control.

(n)    Sellers and its Affiliates are, and have been, in compliance with all applicable Data Protection Requirements. The Seller and its Affiliates have implemented and maintained commercially reasonable policies and procedures to respond to requests from individuals concerning their Personal Data as and to the extent required by applicable Data Protection Requirements. None of Seller’s or its Affiliates’ privacy policies or notices relating to Personal Data have contained any material omissions or have been intentionally misleading or deceptive. Sellers and its Affiliates have taken commercially reasonable measures that are sufficient to protect Personal Data within the possession or control of or processed by or on behalf of the Seller and its Affiliates against loss, theft, misuse or unauthorized use, access, modification, disclosure or processing.

(o)    The execution and delivery of this Agreement and the Related Documents by Seller do not, and the consummation of the Contemplated Transactions and compliance by Seller with the provisions of this Agreement and any Related Document will not breach or otherwise cause any violation of any Data Protection Requirement that would result in any constraint on the use of Personal Data following the Closing.

(p)    To the Knowledge of Seller, no Person has gained unauthorized access to, engaged in unauthorized use, modification, disclosure or processing of or unlawfully destroyed, lost or altered any Personal Data within the possession or control of, or processed by or on behalf of, Seller or its Affiliates. Seller and its Affiliates have not notified, either voluntarily or as required by any Data Protection Requirements, any affected Person, Third Party, Governmental Authority or the media of any breach or non-permitted use, modification, disclosure, or processing of Personal Data within the possession or control of, or processed by or on behalf of, the Seller or its Affiliates. No person (including any Governmental Authority) has commenced any Action with respect to loss, damage or unauthorized access, use, modification, disclosure or processing of any Personal Data within the possession or control of, or processed by or on behalf of, Seller and its Affiliates, and, to Seller’s Knowledge, there is no fact or circumstance that would reasonably be expected to lead to such an Action

(q)    The Compounds and Products, the Exploitation thereof, and the conduct of the Business conform to the specifications set forth on Schedule 3.5(q).

Section 3.6.    Assumed Contracts.

(a)    There are no Contracts, other than the Assumed Contracts, (i) to which Seller or any of its Affiliates is a party or by which Seller or any of its Affiliates is bound, in either case, that (A) were entered into in connection with the Business or (B) are related to the Business or (ii) to which any of the Purchased Assets are subject.

(b)    Seller has made available to Buyer true, accurate and complete copies of the Assumed Contracts (and any Contracts listed on Schedule 3.6(a)), including all amendments, modifications and waivers relating thereto. The Assumed Contracts are legal, valid and binding agreements of Seller or an Affiliate of Seller and are in full force and effect and are enforceable against Seller or its applicable Affiliate and, to Seller’s Knowledge, each other party thereto, in accordance with their terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies. Seller or its applicable Affiliate has performed all obligations required to be performed by it to date under the Assumed Contracts, and neither Seller nor its applicable Affiliate is or will be (with or without notice or lapse of time, or both) in breach or default in any respect thereunder and, to Seller’s Knowledge, no other party to any Assumed Contract is or will be (with or without notice or lapse of time, or both) in breach or default in any respect thereunder. Neither Seller nor any of its Affiliates has received any notice of intention to terminate any Assumed Contract or of any claim of breach with respect to the performance of Seller’s (or its applicable Affiliate’s) obligations under any Assumed Contract.

Section 3.7.    Compliance with Law; Permits.

(a)    Since January 1, 2019, the business and operations of Seller and its Affiliates as such business and operations relate to the Business have been and are conducted in all material respects in compliance with all applicable Laws.

(b)    Seller and its Affiliates have had and maintained all Permits (not including Regulatory Authorizations), except where the failure to have such Permits individually or in the aggregate has not been and would not reasonably be expected to be material the Business or the Purchased Assets. Schedule 2.2(a)(vii) sets forth a true, accurate and complete list of each such Permits, and each such Permit is valid and in full force and effect. There has occurred no material default by Seller or its Affiliates under, or material violation by Seller or its Affiliates of, any such Permit.

(c)    Neither Seller nor any of its Affiliates has received any notice from any Governmental Authority or other Person to the effect that Seller or its applicable Affiliate is not,

or may not be, in compliance with any Law or any Permit (other than Regulatory Authorizations) in any material respect with respect to the Business or the Purchased Assets. No Action is pending or, to Seller’s Knowledge, threatened to cancel, suspend, revoke or limit any of the Permits and, to Seller’s Knowledge, there is no basis for any such Action.

Section 3.8.    Litigation. There is no Action pending or, to Seller’s Knowledge, threatened before or by any Governmental Authority that, if successful, could reasonably be expected to be materially adverse to the Business or the Purchased Assets or could reasonably be expected to result in restraining, enjoining or otherwise preventing the consummation by Seller of the Contemplated Transactions. There is no outstanding Order of any Governmental Authority against Seller or any of its Affiliates arising out of or relating to the Business or the Purchased Assets that could reasonably be expected to be materially adverse to the Business or the Purchased Assets or that could reasonably be expected to result in restraining, enjoining or otherwise preventing the consummation by Seller of the Contemplated Transactions.

Section 3.9.    Employee Benefit Plans. Neither the Buyer nor any of its ERISA Affiliates shall have any obligation to contribute to, or shall have or would reasonably be expected to have any direct or indirect Liability with respect to, any Employee Benefit Plan subject to Title IV of ERISA.

Section 3.10.    Taxes.

(a)    All income and other material Tax Returns required to be filed for any Pre-Closing Tax Period with respect to the Purchased Assets have been filed when due in accordance with all applicable Laws. Each such Tax Return is complete and accurate in all material respects.

(b)    All Taxes required to be paid with respect to the Purchased Assets have been duly and timely paid in accordance with all applicable Laws.

(c)    Seller and its Affiliates have accrued on their books and records, in accordance with GAAP, all Taxes with respect to the Purchased Assets that are not yet due and payable.

(d)    There are no Liens for Taxes on the Purchased Assets, except for Permitted Liens.

(e)    There is no pending audit, examination, contest, litigation or other proceeding by any Taxing Authority that (i) could result in the creation of a Lien on any of the Purchased Assets (other than Permitted Liens) or (ii) is related to the Purchased Assets, the Assumed Liabilities or the Business.

(f)    No Tax Return of any of Seller or any of its Affiliates to the extent related to the Purchased Assets is under audit or examination by any Taxing Authority, and no such audit or examination has been threatened in writing.

(g)    Seller and the Affiliates of Seller that own the Purchased Assets have complied in all material respects with all applicable Laws relating to the collection, payment and withholding of Taxes and has, within the time and manner prescribed by Law, collected, withheld from and paid over to the appropriate Taxing Authority all amounts required to be so collected, withheld and paid over under applicable Law.

Section 3.11.    Regulatory Matters.

(a)    Schedule 3.11(a) sets forth as of the date hereof a true and complete list of all Seller Regulatory Authorizations. The Seller Regulatory Authorizations include all material Regulatory Authorizations that are required for or relate to the Business or the Purchased Assets. Seller or one of its Affiliates is the sole and exclusive owner of all of the Seller Regulatory Authorizations and none of the Seller Regulatory Authorizations have been sold, conveyed, delivered, transferred or assigned to another party. Each such Seller Regulatory Authorization (A) has, to Seller’s Knowledge, been validly issued or acknowledged by the appropriate Governmental Authority and is in full force and effect and (B) is transferable to Buyer. To Seller’s Knowledge, there are no facts, circumstances or conditions that could prevent the transfer of any Seller Regulatory Authorization to Buyer on or after the Closing Date.

(b)    All pre-clinical and clinical studies, trials and investigations conducted or sponsored in relation to the Business are being, and at all times have been, conducted in compliance in all material respects with all applicable clinical protocols, informed consents and applicable Laws administered or issued by applicable Governmental Authorities, including (to the extent applicable) (i) the U.S. Food and Drug Administration (“FDA”) or other health authority standards for conducting non-clinical laboratory studies, including those contained in Title 21, part 58 of the Code of Federal Regulations, (ii) investigational new drug requirements, (iii) FDA or other health authority standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials, including those contained in Title 21, parts 50, 54, 56, 312, 314, and 320 of the Code of Federal Regulations, (iv) federal and state laws or other regulatory authority standards for restricting the use and disclosure of individually identifiable health information, (v) the International Council for Harmonisation’s Guideline on Good Clinical Practice (ICH Topic E6) and (vi) communications or notices from Governmental Authorities regarding the conduct of such studies, trials and investigations. Except as included in the Seller Regulatory Documentation that has been made available to Buyer prior to the date hereof, there have been no adverse events, adverse drug reactions or other safety events in patients in a clinical trial conducted or sponsored in relation to the Business, the effect of which would reasonably be expected to (x) prevent Buyer from obtaining approval from a Governmental Authority to market a Product in the United States or (y) delay such approval to such an extent that the delay (taking into account the expected length of such delay and the basis or reasons therefor) would materially impair the aggregate financial value to be derived by Buyer from a Product. All clinical trial adverse events in patients in a clinical trial conducted or sponsored in relation to the Business, to Seller’s Knowledge, have been disclosed to Buyer and all associated correspondence, including actual or potential claims for recompense, have been made available to Buyer.

(c)    Except as otherwise disclosed in Schedule 3.11(c), no Governmental Authority has commenced, or, to Seller’s Knowledge, threatened to initiate, any Action to place a clinical hold order on, or otherwise terminate, delay or suspend any proposed or ongoing pre-clinical or clinical studies, trials, IND or investigations conducted or proposed to be conducted in connection with the Business.

(d)    Since January 1, 2019, Seller and its Affiliates have not directly or indirectly received any oral or written communication (including any warning letter, untitled letter, Form FDA 483 or similar notice) from any Governmental Authority, and to Seller’s Knowledge there are no material Actions related to the Business or the Purchased Assets pending or threatened (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case (i) relating to, arising under or alleging that Seller, any of its Affiliates or any of its or their officers, employees or agents is not currently in compliance with, any Law administered or issued by any Governmental Authority or (ii) regarding any debarment action or investigation in respect of Seller, any of its Affiliates or any of its or their officers, employees or agents undertaken pursuant to 21 U.S.C. Section 335a, or any similar regulation of a Governmental Authority. There are no pending voluntary or involuntary destruction orders, seizures or other regulatory enforcement actions related to the Business or the Purchased Assets and, to Seller’s Knowledge, no Seller Data relating to the Compounds that has been made public is the subject of any regulatory or other Action, either pending or threatened, by any Governmental Authority relating to the truthfulness or scientific adequacy of such Seller Data. Seller has made available to Buyer prior to the date hereof unredacted copies of all material correspondence between the Seller and its Affiliates, on the one hand, and the FDA, EMA or any other Governmental Authority, on the other hand, including minutes and contact reports relating to any communications with any Governmental Authority.

(e)    Since January 1, 2019, none of Seller, its Affiliates nor, to Seller’s Knowledge, any officer, employee, or agent of Seller or its Affiliates, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Governmental Authority to invoke any similar policy. None of Seller, its Affiliates nor, to Seller’s Knowledge, any officer, employee or agent of Seller or its Affiliates has been convicted of any crime or engaged in any conduct for which debarment is mandated by or authorized by 21 U.S.C. Section 335a or any similar Laws. None of Seller, its Affiliates nor, to Seller’s Knowledge, any officer, employee or agent of Seller or its Affiliates has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the Federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”), or any similar Laws.

(f)    Seller and its Affiliates are, and, since January 1, 2019, have been, in compliance with: (i) laws, regulations and guidance pertaining to state and federal Anti-Kickback

Statutes (42 U.S.C. §§ 1320a-7b(b), et seq. and their implementing regulations) and the related Safe Harbor Statutes; (ii) laws, regulations and guidance pertaining to submission of false claims to governmental or private health care payors (31 U.S.C. §§ 3729, et seq. and its implementing regulations); and (iii) state laws and federal laws and regulations relating to providing and reporting of payments to health care professionals or health care entities.

(g)    None of Seller or any of its Affiliates is a “covered entity” or a “business associate” pursuant to the Health Insurance Portability and Accountability Act of 1996 (as those terms are defined in 45 C.F.R. §160.103). Seller and its Affiliates have complied in all material respects with all other applicable Laws relating to the privacy and security of individually identifiable information, including the Federal Trade Commission Act, the Children’s Online Privacy Protection Act (COPPA), and similar Laws in any foreign jurisdiction in which Seller or any of its Affiliates does business.

Section 3.12.    SEC Documents; Registration Statement.

(a)    Since January 1, 2020, Seller has not filed any documents with the SEC, which, as of their respective filing dates (or, if amended prior to the date hereof, the date of filing of such amendment), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such document has been amended or superseded by a document filed prior to the date hereof.

(b)    The Registration Statement (including any amendment or supplement thereto), at the time first sent or given to the stockholders of Seller, at the time of the Seller Stockholders’ Meeting and at the time of any amendment or supplement thereof, will comply as to form in all material respects with the requirements of the Exchange Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that Seller makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Buyer or any Affiliates thereof or any other party other than Seller and any Affiliates thereof for inclusion or incorporation by reference in the Registration Statement.

Section 3.13.    Inventory. Schedule 2.2(a)(v) sets forth the Inventory as of the second Business Day prior to the date hereof. As of the date hereof, the ingredients, intermediates, raw materials, components, consumables, finished product forms, work-in-progress materials and packaging materials contained in the Inventory (a) are free from any material defect or deficiency, (b) are in good and usable condition in the ordinary course of business and (c) meet all of the applicable requirements and specifications for the manufacture or use of such Inventory in the ordinary course, including good manufacturing practices.

Section 3.14.    Relationships with Suppliers. From January 1, 2020 to the date hereof, no supplier to the Business that is material to the Business has canceled or otherwise terminated, or provided notice to Seller of its intent, or, to Seller’s Knowledge, threatened to terminate its relationship with Seller with respect to the Business, or, from January 1, 2020 to the date hereof, decreased or limited in any material respect, or provided written (or, to Seller’s Knowledge, any other) notice to Seller of its intent, or, to Seller’s Knowledge, threatened to decrease or limit in any material respect, its supply to Seller. As of the date hereof, to Seller’s Knowledge, no supplier that is material to the Business is subject to an ongoing audit by a Governmental Authority of such supplier’s facilities or manufacturing processes.

Section 3.15.    Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Seller or any of its Affiliates, other than H.C. Wainwright & Co., LLC, the fees, commissions and expenses of which will be paid by Seller.

Section 3.16.    Insurance. Seller and each of its Affiliates has complied in all material respects with the provisions of all material policies of insurance relating to the Business and the Purchased Assets under which it is an insured party. Since January 1, 2020, neither Seller nor any of its Affiliates has been refused any insurance with respect to the Business or the Purchased Assets. To Seller’s Knowledge, there are no existing claims under any insurance policy relating to the Business or the Purchased Assets. No written (or, to Seller’s Knowledge, any other) notice of cancellation or termination has been received with respect to any insurance policy relating to the Business or the Purchased Assets.

Section 3.17.    Adequate Consideration; Continued Solvency. The consideration to be received by Seller under this Agreement constitutes fair consideration and reasonable value for the Purchased Assets. Seller is (a) able to pay its debts as they become due, and (b) solvent and will be solvent immediately following the Closing. Seller is not engaged in business or a transaction, and has no legally binding obligation to engage in business or a transaction, for which its remaining assets and capital are or will be insufficient following the Closing. Seller does not intend to incur, or believe that it will incur, Liabilities that would be beyond its ability to pay as such Liabilities matured. Seller has not entered into this Agreement for the purpose of hindering, delaying or defrauding its creditors.

Section 3.18.    Related Party Transactions. Schedule 3.18 describes any transaction between Seller or its Subsidiaries, on the one hand, and any current or former partner, director, officer, employee, manager, member or significant stockholder of Seller, on the other hand, in each case, related to the Business. No current or former partner, director, officer, employee, manager, member or significant stockholder of Seller owns or has any interest in the Purchased Assets.

Section 3.19.    Anticorruption Matters.

(a)    Since January 1, 2019, none of Seller, any of its Affiliates or its or their respective directors, officers or employees or, to Seller’s Knowledge, any other Representatives, distributors, sales intermediaries or other Third Parties acting on behalf of Seller or any of its

Affiliates, in any way relating to the Business: (i) has taken any action in violation of any applicable anticorruption Law, including the U.S. Foreign Corrupt Practices Act (“FCPA”) (15 U.S.C. § 78 dd-1 et seq.); or (ii) has corruptly, offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any “Public Official”, as defined in this Section 3.19, for purposes of (A) influencing any act or decision of any Public Official in his official capacity; (B) inducing such Public Official to do or omit to do any act in violation of his lawful duty; (C) securing any improper advantage; or (D) inducing such Public Official to use his or her influence with a government, Governmental Authority, or commercial enterprise owned or controlled by any Governmental Authority (including state-owned or controlled veterinary or medical facilities), in order to assist the Seller or any of its Affiliates or any Person related in any way to the Business, in obtaining or retaining business.

(b)    None of the Seller’s or any of its Affiliates’ officers or directors, or, to Seller’s Knowledge, employees or agents acting on behalf of Seller are themselves Public Officials.

(c)    For purposes of this Section 3.19, “Public Official” means: (i) any officer, employee or representative of any regional, Federal, state, provincial, county or municipal government or government department, agency, or other division; (ii) any officer, employee or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled veterinary or medical facility; (iii) any officer, employee or representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations or the World Bank; (iv) any person acting in an official capacity for any government or Governmental Authority, enterprise, or organization identified above; and (v) any political party, party official or candidate for political office.

(d)    To Seller’s Knowledge, there are no pending issues with respect to the violation of any applicable anticorruption Law, including the FCPA, relating to the Business.

(e)    Since January 1, 2019, Seller and its Affiliates have been subject to an anticorruption compliance program with respect to the Business appropriate to ensure compliance with applicable anticorruption Laws, including the FCPA.

Section 3.20.    Export Controls and Sanctions Matters.

(a)    Since January 1, 2019, none of Seller, any of its Affiliates or any of their respective Representatives, distributors, sales intermediaries or, to Seller’s Knowledge, other Third Parties acting on behalf of Seller or any of its Affiliates, in any way relating to the Business, has taken any action in violation of any applicable export control Law, trade or economic sanctions Law, or antiboycott Law, in the United States or any other jurisdiction, including: the Arms Export Control Act (22 U.S.C.A. § 2278), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. 120-130), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Office of Foreign Assets Control Regulations (31 C.F.R. Chapter V), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. § 1701-1706), the U.S. Commerce Department

antiboycott regulations (15 C.F.R. 560), the U.S. Treasury Department antiboycott requirements (26 U.S.C. § 999), any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations, or any applicable non-U.S. Laws of a similar nature.

(b)    Neither Seller, any Affiliate, nor its or their respective directors, officers or employees, or, to Seller’s Knowledge, distributor, agent, Representative, sales intermediary or other third party acting on behalf of the Seller or any of its Affiliates, in any way relating to the Business, is listed on the U.S. Office of Foreign Assets Control “Specially Designated Nationals and Blocked Persons” or any other similar list.

(c)    All export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required for the export, import and re-export of products, services, software and technology related to the Business (“Export Approvals”) have been obtained; and no Export Approvals are required by the Laws identified in Section 3.20(a) for continued export, reexport or import of the Purchased Assets.

(d)    To Seller’s Knowledge, there are no pending issues with respect to violation of the Laws identified in Section 3.20(a) or any other similar Law, relating to the Business.

(e)    Seller and its Affiliates have been subject to a compliance program with respect to the Business appropriate to ensure compliance with the Laws identified in Section 3.18(a).

Section 3.21.    No Other Representations and Warranties. (A) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, NONE OF SELLER OR ANY OTHER PERSON HAS MADE OR MAKES ANY REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, AT COMMON LAW OR OTHERWISE, WITH RESPECT TO SELLER OR THE PURCHASED ASSETS; AND (B) NONE OF SELLER OR ANY OTHER PERSON HAS MADE OR MAKES ANY REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, AT COMMON LAW OR OTHERWISE, AS TO THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) HERETOFORE FURNISHED TO BUYER AND ITS REPRESENTATIVES BY OR ON BEHALF OF SELLER AND ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO BUYER IN THE DATA ROOM, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE CONTEMPLATED TRANSACTIONS, OTHER THAN (X) IN THE CASE OF CLAUSES (A) AND (B), IN THE CASE OF FRAUD, AND (Y) IN THE CASE OF CLAUSE (B), TO THE EXTENT ANY SUCH INFORMATION, DATA OR MATERIAL IS ITSELF THE SUBJECT OF A REPRESENTATION OR WARRANTY CONTAINED IN THIS AGREEMENT. SELLER ACKNOWLEDGES AND AGREES THAT NONE OF BUYER OR ANY OTHER PERSON HAS MADE OR MAKES ANY REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, AT COMMON LAW OR OTHERWISE, WITH RESPECT TO BUYER EXCEPT AS SET FORTH IN THIS AGREEMENT.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as set forth in this Article IV.

Section 4.1.    Organization, Standing and Power. Buyer is duly organized, validly existing and in good standing under the laws of the Belgium (to the extent Belgium recognizes the concept of good standing) and has all requisite corporate power and authority to carry on its business as presently conducted, except where the failure to be in good standing or have such power or authority, individually or in the aggregate, has not been and would not reasonably be expected to be material to Buyer, taken as a whole. Buyer is duly qualified or licensed to do business and is in good standing (in jurisdictions that recognize the concept of good standing) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not been and would not reasonably be expected to be material to Buyer.

Section 4.2.    Authority; Noncontravention. (a) Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Related Documents and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the Related Documents by Buyer and the consummation by Buyer of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement, the Related Documents or to consummate the Contemplated Transactions. Each of this Agreement and the Related Documents has been duly executed and delivered by Buyer (or an Affiliate thereof) and, assuming the due authorization, execution and delivery by Seller, constitutes a legal, valid and binding obligation of Buyer (or an Affiliate thereof), enforceable against Buyer (or an Affiliate thereof) in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies.

(b)    The execution and delivery of this Agreement and the Related Documents by Buyer do not, and the consummation of the Contemplated Transactions and compliance by Buyer with the provisions of this Agreement and the Related Documents will not, conflict with, or result in any violation or breach of, or default under (with or without notice or lapse of time, or both), or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Buyer under (i) the certificate of incorporation or bylaws of Buyer, (ii) any Contract to which Buyer or any of its Affiliates is a party or to which any of its respective properties or other assets is subject, or (iii) any (A) statute, ordinance, rule, regulation or other Law applicable to Buyer or its properties or other assets or (B) Order applicable to Buyer, any of its Affiliates or its properties or other assets, except in the cases of clauses (ii) and (iii), where the conflict, violation, breach, default, termination, cancellation, acceleration or creation of a Lien, individually or in the aggregate, would not reasonably be expected to prevent, materially impede or materially delay the consummation by Buyer of the Contemplated Transactions (including Buyer’s payment of the Purchase Price to Seller pursuant to Section 2.1(b)(i)).

(c)    No Governmental Consent is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or any Related Document by Buyer or the consummation by Buyer of the Contemplated Transactions, except for the receipt, termination or expiration, as applicable, of approvals or waiting periods required under any applicable antitrust, competition, fair trade or similar Laws.

Section 4.3.    Capital Resources. Buyer has immediately available funds sufficient to consummate the Contemplated Transactions (including the payment required to be made pursuant to Section 2.1(b)(i)) on the terms contemplated by this Agreement, including the payment of all fees and expenses payable by Buyer in connection with the Contemplated Transactions.

Section 4.4.    Litigation. There is no Action pending or, to the actual knowledge of Buyer’s officers, threatened before or by any Governmental Authority that, if successful, could reasonably be expected to result in restraining, enjoining or otherwise preventing the consummation by Buyer of the Contemplated Transactions. There is no outstanding Order of any Governmental Authority against Buyer that could reasonably be expected to result in restraining, enjoining or otherwise preventing the consummation by Buyer of the Contemplated Transactions.

Section 4.5.    Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Buyer or any of its Affiliates.

Section 4.6.    Information Supplied. None of the information supplied or to be supplied by or on behalf of Buyer in writing for inclusion or incorporation by reference in the Registration Statement (including any amendments or supplements thereto) will, at the time the Registration Statement (or any amendment or supplement thereto) is first sent or given to the stockholders of Seller or at the time of the Seller Stockholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that Buyer makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Seller or any Affiliates thereof for inclusion or incorporation by reference in the Registration Statement.

Section 4.7.    Independent Investigation. Buyer agrees that, notwithstanding anything herein to the contrary, they have not been induced by, have not relied, and expressly disclaim any reliance upon any representations or warranties, whether written or oral, express or implied, made by Seller (or its Affiliates or Representatives) that are not expressly set forth in Article 3 (as modified by the Schedules) or in any ancillary documents and any certificate or other writing delivered pursuant hereto. Buyer acknowledges that it has (i) conducted its own independent investigation, review and analysis of the Purchased Assets and the Research and Development Program, (ii) been provided access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and its Affiliates for such purpose, and (iii) made its own independent judgment concerning Seller, the Business the Purchased Assets and the Contemplated Transactions and, in making its determination to proceed with the Contemplated Transactions, Buyer has relied on the results of its own independent investigation and independent judgment.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1.    Conduct of Business. (a) Except as set forth on Schedule 5.1, from the date of this Agreement until the Closing Date, Seller shall, and shall cause its Affiliates to, (A) maintain and preserve in all respects the Purchased Assets, (B) conduct activities with respect to the Business in the ordinary course of business consistent with past practice and (C) comply in all material respects with all Laws and Permits applicable to the Business.

(b)    Except as set forth on Schedule 5.1 or as otherwise required by Law, without limiting the generality of the foregoing, from the date of this Agreement until the Closing Date, Seller shall not, and shall cause its Affiliates not to (without the prior written consent of Buyer):

(i)    (A) incur, create, assume or permit the incurrence, creation or assumption of any Lien (other than Permitted Liens) with respect to the Purchased Assets, (B) dispose of any of the Purchased Assets, other than Inventory in the ordinary course of business or (C) waive, release, sell, assign, encumber, impair, fail to maintain, license or transfer any right, title or interest in or to any Purchased Asset;

(ii)    (A) sell, assign, license, grant any non-assertion covenant with respect to, encumber, impair, abandon, transfer, fail to diligently maintain, renew or pursue application for, or otherwise dispose of, any Seller Intellectual Property, (B) amend, waive, cancel, permit to let lapse, or modify any of Seller’s rights in or to the Seller Intellectual Property, or (C) disclose or agree to disclose to any Person, other than Representatives of Buyer, any Know-How;

(iii)     (A) make any submissions to any Governmental Authority relating to the Business, including with respect to the conduct or design of clinical trials sponsored or proposed by Seller or any of its Affiliates involving the Compounds or any Product, (B) make any submissions to, or correspond with, any domestic or foreign institutional review board, privacy board or ethics committee regarding a clinical trial sponsored or proposed by Seller or any of its Affiliates or involving the Compounds or any Product, (C) publish any Seller Data or the results of any ongoing studies regarding the Compounds, the Targets or any Product, including the results of investigator-initiated studies or (D) otherwise initiate, support, facilitate or encourage any further clinical study or research or pre-clinical collaboration involving the Compounds, the Targets or any Product; provided, that to the extent Seller determines that any such action is required by Law as a result of activities conducted by Seller prior to the date of this Agreement, Seller or its applicable Affiliate shall be permitted to take such action so long as it provides notice to, and reasonably consults with, Buyer prior to taking such action (to the extent permissible under applicable Law);

(iv)    compromise or settle any Action if the terms of such compromise or settlement would be binding on Buyer or any of its Affiliates, or any Purchased Assets, after the Closing;

(v)    (A) terminate, amend or modify, or waive any material right under, or fail to perform in all material respects all obligations under, any Assumed Contract, Permit or other document or instrument relating to or affecting the Business or (B) enter into any material Contract, document or instrument relating to or affecting the Business;

(vi)    to the extent relating to the Purchased Assets, (A) make (inconsistent with past practices), revoke or change any material Tax election, (B) adopt or change any Tax accounting method or period, (C) file any material amended Tax Return, (D) enter into any closing agreement or settlement with respect to a material amount of Taxes, (E) settle any claim or assessment for a material amount of Taxes, (F) consent to any extension or waiver of the statute of limitations period applicable to any such Tax claim or assessment or (G) surrender any right to claim a refund of a material amount of Taxes;

(vii)    fail to maintain true, accurate and complete Books and Records and Docket Files;

(viii)    fail to keep in force and effect insurance in respect of the Purchased Assets comparable in amount and scope of coverage to that maintained as of the date of this Agreement; or

(ix)    agree to or authorize, or commit to agree to or authorize, in writing or otherwise, any action that would conflict with the obligations set forth in clauses (i) through (viii) above.

Section 5.2.    Reasonable Best Efforts.

(a)    Each of the Parties agrees to use its respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the Contemplated Transactions as promptly as practicable, including (i) the obtaining of all necessary Governmental Consents, (ii) the execution and delivery of any additional documents or instruments necessary to consummate the Contemplated Transactions and (iii) the preparation of all physical or tangible Purchased Assets and all Books and Records, Seller Regulatory Documentation and Docket Files stored in an electronic or digital format for delivery by Seller to Buyer in accordance with Section 2.4(b).

(b)    In connection with and without limiting the foregoing, Seller and Buyer shall (or shall cause their respective Affiliates to) (i) make any appropriate filings, if necessary or advisable (in the opinion of Buyer), pursuant to any applicable antitrust, competition, fair trade or similar Laws with respect to the Contemplated Transactions as promptly as practicable and (ii) supply as promptly as practicable and advisable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to any such applicable antitrust, competition, fair trade or similar Laws. All antitrust filings to be made shall be made in substantial compliance with the requirements of the applicable antitrust, competition, fair trade or similar Laws, as applicable. Each Party shall cooperate with the other Party to the extent necessary to assist the other Party or its applicable Affiliate in the preparation of such filing and to promptly amend or furnish additional information thereunder. Each Party shall use reasonable best efforts to furnish to each other all information required for any filing, form, declaration, notification, registration and notice, other than confidential or proprietary information not directly related to the Contemplated Transactions, and to keep the other Party reasonably informed with respect to the status of each Governmental Consent being sought in connection with the Contemplated Transactions and the material communications between such Party and the applicable Governmental Authority. If any objections are raised or asserted with respect to the Contemplated Transactions under applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private party challenging any of the Contemplated Transactions as being in violation of any applicable Law or which would otherwise prevent, impede or delay the consummation of the Contemplated Transactions, the Parties shall use their reasonable best efforts to resolve any such objections or Actions so as to permit consummation of the Contemplated Transactions as soon as reasonably practicable. Nothing in this Agreement shall be deemed to require Buyer to agree to, or proffer to, divest, license or hold separate any rights or other assets or any portion of any business of Buyer or any of its Affiliates or any of the Purchased Assets.

Section 5.3.    No Solicitation by Seller; Seller Board Recommendation.

(a)    Seller shall not, nor shall it authorize or permit any of its Affiliates or any of its or their respective directors, officers, employees or other Representatives to, (i) directly or indirectly solicit, initiate or knowingly encourage, induce or facilitate any Competing Proposal or any inquiry or proposal that may reasonably be expected to lead to a Competing Proposal or (ii) directly or indirectly participate in any discussions or negotiations with any Person regarding, or furnish to any Person any information with respect to, or cooperate in any way with any Person (whether or not a Person making a Competing Proposal) with respect to, any Competing Proposal or any inquiry or proposal that may reasonably be expected to lead to a Competing Proposal. Seller shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing solicitation, discussions or negotiations with any Person conducted heretofore with respect to any Competing Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Competing Proposal, request the prompt return or destruction of all confidential information previously furnished to any Person or its Representatives in connection therewith and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives. Notwithstanding the foregoing, if at any time prior to obtaining the Seller Stockholder Approval, Seller or any of its Representatives receives a written Competing Proposal that Seller Board determines in good faith (after consultation with outside counsel and its financial advisor) constitutes or is reasonably likely to lead to a Superior Proposal, which Competing Proposal did not result from any breach of this Section 5.3, Seller may (and may authorize and permit its Affiliates and its and their Representatives to), subject to compliance with Section 5.3(c), (A) furnish information with respect to Seller and its Subsidiaries to the Person making such Competing Proposal (and its Representatives) (provided that all such information has been previously provided to Buyer or is provided to Buyer prior to or substantially concurrent with the time it is provided to such Person) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement (other than with respect to standstill provisions) and (B) participate in discussions regarding the terms of such Competing Proposal and the negotiation of such terms with, and only with, the Person making such Competing Proposal (and such Person’s Representatives). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.3(a) by any Representative of Seller or any of its Affiliates shall constitute a breach of this Section 5.3(a) by Seller.

(b)    Except as set forth below, neither the Seller Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to Buyer), or propose publicly to withdraw (or modify in any manner adverse to Buyer), the Seller Board Recommendation or the approval, recommendation or declaration of advisability by any such committee thereof with respect to this Agreement, including any of the Contemplated Transactions or (B) adopt, recommend or declare advisable, or propose publicly to adopt, recommend or declare advisable, any Competing Proposal (any action in this clause (i) being referred to as a “Seller Adverse Recommendation Change”) or (ii) adopt, recommend or declare advisable, or propose publicly to adopt, recommend or declare advisable, or allow Seller or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other similar agreement or arrangement (other than a confidentiality agreement referred to in Section 5.3(a)) constituting or related to any Competing Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Seller Stockholder Approval, the Seller Board may make a Seller Adverse Recommendation Change if (x) Seller receives a Superior Proposal that did not result from a breach of this Section 5.3 or (y) an Intervening Event occurs and, in each of cases (x) and (y), the Seller Board determines in good faith (after consultation with outside counsel and its financial advisor) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; provided, however, that Seller shall not be entitled to exercise its right to make a Seller Adverse Recommendation Change until after the fifth Business Day following Buyer’s receipt of written notice (a “Seller Notice of Recommendation Change”) from the Seller Board advising Buyer that the Seller Board intends to take such action and specifying the reasons therefor, including in the case of a Superior Proposal the terms and conditions of such Superior Proposal that is the basis of the proposed action by the Seller Board (it being understood and agreed that any amendment to any material term of such Superior Proposal shall require a new Seller Notice of Recommendation Change and a new notice period (which shall be two Business Days instead of five Business Days)). In determining whether to make a Seller Adverse Recommendation Change, the Seller Board shall take into account any changes to the terms of this Agreement proposed by Buyer in response to a Seller Notice of Recommendation Change or otherwise.

(c)    In addition to the obligations of Seller set forth in paragraphs (a) and (b) of this Section 5.3, Seller shall promptly (and in any event within 24 hours of knowledge of receipt by an officer or director of Seller) advise Buyer orally and in writing of any Competing Proposal or any inquiry or proposal that may reasonably be expected to lead to a Competing Proposal, the material terms and conditions of any such Competing Proposal or inquiry or proposal (including any changes thereto) and the identity of the Person making any such Competing Proposal or inquiry or proposal. Seller shall (i) keep Buyer informed in all material respects on a reasonably current basis of the status and details (including any change to the terms thereof) of any Competing Proposal, and (ii) provide to Buyer as soon as practicable after receipt or delivery thereof copies of all correspondence and other written and electronic material exchanged between Seller or any of its Subsidiaries or it or their Representatives, on the one hand, and any Person or its Representatives on the other hand, that describes any of the terms or conditions of any Competing Proposal.

(d)    Nothing contained in this Section 5.3 shall prohibit Seller from (i) issuing a “stop-look-and-listen communication” pursuant to Rule 14d-9(f) promulgated under the Exchange Act or taking and disclosing to its shareholders positions required by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, in each case after the commencement of a tender offer (within the meaning of Rule 14d-2 promulgated under the Exchange Act), (ii) issuing a statement in connection with a Competing Proposal that does not involve the commencement of a tender offer (within the meaning of Rule 14d-2 promulgated under the Exchange Act), so long as the statement includes no more information than would be required for a “stop-look-and-listen communication” under Rule 14d-9(f) promulgated under the Exchange Act if such provision was applicable, or (iii) making any disclosure to the shareholders of Seller if, in the good faith judgment of the Seller Board (after consultation with outside counsel), failure to so disclose would be inconsistent with its fiduciary duties under applicable Law; provided, however, that in no event shall Seller or the Seller Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.3(b).

(e)    For purposes of this Agreement:

“Competing Proposal” means any proposal or offer (whether or not in writing), with respect to any direct or indirect acquisition or purchase of, or license or grant of rights to, any of the Purchased Assets, other than (x) the acquisition of more than 50% of Seller’s common stock, par value $0.01 per share (“Seller Common Stock”) in a transaction that would allow the Contemplated Transactions to be consummated pursuant to the terms hereof and (y) the Contemplated Transactions.

“Intervening Event” means a material event, fact, circumstance, development or occurrence that is unknown to or by the Seller Board as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known or understood by the Seller Board as of the date of this Agreement), which event, fact, circumstance, development, occurrence, magnitude or material consequences become known to or by the Seller Board prior to obtaining the Seller Stockholder Approval; provided, however that the receipt, existence or terms of a Competing Proposal or any inquiry relating thereto or the consequences thereof shall not constitute an Intervening Event.

“Superior Proposal” means any binding bona fide written offer made by a third party or group pursuant to which such third party (or, in a merger, consolidation or statutory share exchange involving such third party, the stockholders of such third party) or group would acquire, directly or indirectly, more than 50% of the Seller Common Stock or substantially all of the assets of Seller and its Subsidiaries, taken as a whole, which the Seller Board determines in good faith (after consultation with outside counsel and its financial advisor) is (i) on terms more favorable from a financial point of view to the holders of Seller Common Stock than the Contemplated Transactions, taking into account all the terms and conditions of such proposal (including the legal, financial, regulatory, timing and other aspects of the proposal and the identity of the person making the proposal) and this Agreement (including any changes proposed by Buyer to the terms of this Agreement), and (ii) reasonably likely to be completed on the terms proposed, taking into account all legal, financial, regulatory and other aspects of such proposal, and is fully financed or for which financing (if required) is fully committed and reasonably likely to be obtained.

Section 5.4.    Access and Information; Advice of Changes.

(a)    From the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement, and subject to the terms of the Confidentiality Agreement, Seller shall, and shall cause its Affiliates to, provide Buyer, its Affiliates and its and their Representatives, upon reasonable notice, reasonable access during normal business hours to the Books and Records and Docket Files, to the operations and properties related to the Purchased Assets and to Representatives of the Sellers involved in the Business; provided, however, that Seller and its Affiliates may withhold any document or information to the extent Seller believes in good faith, after consultation with counsel, that disclosure of such document or information would (i) jeopardize the attorney-client privilege of such party or (ii) contravene any applicable Laws; provided further that, in each case of clauses (i) and (ii), that Seller and its Affiliates will use commercially reasonable efforts to provide such documents or information in a manner that does not so jeopardize attorney-client privilege or contravene any applicable Law. Buyer acknowledges and agrees that any information provided to it or any of its Representatives pursuant to this Section 5.4 is subject to the confidentiality obligations set forth in the Confidentiality Agreement. If any of the documents or information furnished pursuant to this Section 5.4 includes documents or information subject to the attorney-client privilege or attorney work-product doctrine or any other applicable privilege concerning pending or threatened Actions or governmental investigations, each Party understands and agrees that the Parties have a commonality of interest with respect to such matters, and it is the desire, intention and mutual understanding of the Parties that the sharing of such documents or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such documents or information, nor its continued protection under the attorney-client protection, attorney work-product doctrine, or other applicable privilege, and shall remain entitled to such protection under those privileges, this Agreement, and the joint defense doctrine.

(b)    From the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement, Buyer and Seller shall promptly advise the other Party in writing of (i) the occurrence, or failure to occur, of any event which would reasonably be expected to cause any representation or warranty made by such Party contained in this Agreement to become untrue or incorrect or (ii) the failure of such Party to comply with or perform in any material respect any covenants, agreements or obligations required to be complied with or performed by such Party under this Agreement. For the avoidance of doubt, no disclosure pursuant to this Section 5.4 shall be deemed to cure any breach of any representation, warranty, covenant, agreement or obligation or affect any determination as to whether any of the conditions set forth in Article VI have been satisfied.

(c)    Subject to Section 5.4(a), from the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement, Buyer and Seller shall reasonably cooperate and make such arrangements as are necessary to ensure that all applicable safety data relating to the Business will transfer to Buyer upon the Closing.

Section 5.5.    Confidentiality.

(a)    Each of Buyer and Seller acknowledges that the information provided to them in connection with this Agreement and the consummation of the Contemplated Transactions is subject to the terms of the Confidentiality Agreement. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information included in or related to the Business.

(b)    From and after the Closing, Seller will, and will cause its Affiliates and its and their Representatives, to keep confidential, not disclose to any Person and not use any non-public, confidential or proprietary information in its possession, under its Control or to which it has access relating to the Business. The obligations of Seller under this Section 5.5(b) shall not apply to information to the extent such information (A) becomes generally available to the public without breach of Seller’s obligations under Section 5.1 or this Section 5.5(b) or (B) is required to be disclosed by Law or any Order; provided, however, that in the case of the foregoing clause (B), to the extent not prohibited by such Law or Order, Seller shall notify Buyer as early in advance of such disclosure as is practicable to allow Buyer to take appropriate measures (and Seller shall reasonably cooperate, at the expense of Buyer, in the taking of such measures) to preserve the confidentiality of such information.

Section 5.6.    Certain Tax Matters.

(a)    Transfer Taxes. All recordation, transfer, documentary, excise, sales, value added, use, stamp, conveyance or other similar Taxes, duties or governmental charges, and all recording or filing fees or similar costs, imposed or levied by reason of, in connection with or attributable to this Agreement, the Related Documents or the Contemplated Transactions (collectively, “Transfer Taxes”) shall be the borne fifty percent (50%) by Seller and 50 percent (50%) by Buyer.    The Party responsible under applicable Law for filing the Tax Return with respect to such Transfer Taxes shall prepare and timely file any such Tax Return and promptly provide a copy of such Tax Return to the other Party. Seller and Buyer shall, and shall cause their respective Affiliates to, use reasonable best efforts to cooperate to timely prepare and file any Tax Returns or other filings relating to Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

(b)    Allocation of Taxes. In the case of a taxable period that includes, but does not end on, the Closing Date (a “Straddle Period”), (a) Taxes imposed on a periodic basis (such as real, personal and intangible property taxes) for the Pre-Closing Tax Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (b) Taxes (other than Taxes described in clause (a)) for any Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

(c)    Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer and its Affiliates shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such amounts as Buyer believes in good faith are required to be deducted and withheld with respect to the making of such payment under any provision of federal, state or local (in each case, whether domestic or foreign) Tax Law and pay such amounts over to the appropriate Taxing Authority. The Buyer shall use commercially reasonable efforts to notify Seller reasonably in advance of the date that the applicable payment is to be made to provide such Seller with an opportunity to provide any form or documentation or take such other steps to avoid such withholding. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the party in respect of which such deduction and withholding was made.

(d)    Cooperation and Exchange of Information. Each of Seller and Buyer shall, and shall cause their respective Affiliates to, (i) provide the other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, audit or other examination by any Taxing Authority or Action relating to liability for Taxes in connection with the Purchased Assets, (ii) retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, Action or determination and (iii) provide the other with any final determination of any such audit or examination, Action or determination that affects any amount required to be shown on any Tax Return of the other for any period.

Section 5.7.    No Employee Transfers. Seller acknowledges and agrees that no employees of Seller or any of its Affiliates are intended to become employees of Buyer or any of its Affiliates in connection with the consummation of the Contemplated Transactions and that such transactions are not intended to constitute a “relevant transfer” within the meaning of the European Council Directive of March 12, 2001 (2001/23/EC) (the “Directive”), relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of businesses and any country legislation implementing the Directive. If, following the Closing, any contract of employment of an employee of Seller or any of its Affiliates is deemed or alleged to have transferred to Buyer or any of its Affiliates, Buyer or its Affiliates shall be entitled to terminate such Person’s contract of employment and Seller shall retain responsibility for, and shall indemnify Buyer and its Affiliates against, any and all Liabilities incurred or arising as a result of such termination and the employment of such employee up to the date of such termination.

Section 5.8.    Public Announcements.

(a)    Neither Buyer nor Seller, nor any Affiliate of either Party, shall issue any press release or otherwise make any public statement with respect to the provisions of this Agreement or the Contemplated Transactions without the prior written consent of the other Party. Notwithstanding anything to the contrary in this Agreement or any Related Document, either Party may issue a press release or make a public statement with respect to the Contemplated Transactions without the consent of the other Party as may be required by Law or the rules and regulations of any applicable securities exchange or market. If any Party proposes to issue a press release or make a public statement with respect to the Contemplated Transactions pursuant to this Section 5.8, it will provide copies of such press release or public statement to the other Party before such press release or public statement is made, unless this would be in breach of any Law or the rules and regulations of any applicable securities exchange or market, in which case a copy of such press release or public statement will be provided to the other Party as soon as reasonably practicable or in accordance with such Law, rules or regulations.

(b)    From and after the Closing, except as required by Law or the rules and regulations of any applicable securities exchange or market, neither Seller nor any of its Affiliates shall issue any press release or otherwise make any public statement with respect to the Business without the consent of Buyer.

Section 5.9.    Regulatory Matters.

(a)    Transfer of Seller Regulatory Authorizations. At the Closing, Seller shall, and shall cause its Affiliates (as applicable) to, transfer the exclusive benefit of the Seller Regulatory Authorizations to Buyer free of all Liens on the terms and conditions set forth in this Section 5.9. As soon as practicable following the Closing Date but in any event no later than 15 days after the Closing Date, the Parties shall (or shall cause their applicable Affiliate to) make such notifications or filings with applicable Governmental Authorities, including IND transfer letters submitted to the FDA, as may be necessary to effect the transfer of each of the Seller Regulatory Authorizations to Buyer.

(b)    Buyer Responsibilities. Subject to the provisions of Section 5.9(a), after the Closing Date, Buyer (on behalf of Seller or its Affiliate to the extent required under applicable Law), at its cost, shall be solely responsible (subject to Seller’s obligations set forth in clause (c) below) and liable for (i) taking all actions, paying all fees and conducting all communication with the appropriate Governmental Authority required by Law in respect of the Seller Regulatory Authorizations, including preparing and filing all reports (including adverse drug experience reports) with the appropriate Governmental Authority; (ii) investigating all complaints and reports of adverse drug experiences with respect to the Compounds pursuant to such Seller Regulatory Authorizations (whether Exploited before or after transfer of such Seller Regulatory Authorizations); and (iii) fulfilling all other applicable legal and regulatory obligations of a holder of each Seller Regulatory Authorization.

(c)    Complaints. After the Closing Date, Seller shall notify Buyer (or, if identified by Buyer in writing prior to delivery thereof, a clinical representative of Buyer) within 24 hours (or such shorter period required by Law) if Seller or any of its Affiliates receives a complaint or a report of an adverse drug experience with respect to the Compounds. In addition, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to assist Buyer (and Buyer shall reimburse Seller its reasonable expenses incurred in connection therewith) in connection with the investigation of and response to any complaint or adverse drug experience report related to the Compounds. All notifications pursuant to this Section 5.9(c) shall be by facsimile or electronic mail at such numbers or addresses agreed upon by the Parties’ respective clinical representatives.

(d)    Cooperation. Seller shall use commercially reasonable efforts to, and shall cause its Affiliates to use commercially reasonable efforts to, cooperate with Buyer in supplying information or assistance in Buyer’s fulfillment of its obligations under this Section 5.9.

Section 5.10.    Know-How. (a) Seller shall, and shall cause its Affiliates and its and their Representatives to, provide or cause to be provided to Buyer all Know-How included within the Seller Intellectual Property promptly following the Closing (and in any event within 10 Business Days of the Closing Date) and Seller shall, and shall cause its Affiliates and its and their Representatives to, maintain the trade secret status of all such trade secrets within the Know-How from and after the date of this Agreement in accordance with Section 5.5.

(b)    Seller agrees through the expiration of the Patents included within the Seller Intellectual Property that it shall not and shall ensure that its Affiliates and Representatives do not challenge or oppose, or commence any Action challenging or opposing, directly or indirectly or assist any other Person in challenging or opposing directly or indirectly the validity or enforceability of any rights of Buyer or any of its Affiliates in such Patents at any time.

Section 5.11.    Additional Matters. Upon the request of Buyer, Seller shall, at Closing, provide Buyer a sublicense of the nature described in Schedule 5.11. Notwithstanding anything to the contrary herein, Seller’s failure to provide such a sublicense at Closing shall not be taken into account for purposes of determining whether the closing condition set forth in Section 6.2(b) has been satisfied, so long as Seller has otherwise complied with the obligations set forth in Schedule 5.11; provided, that, if Seller fails to provide a sublicense at Closing as required pursuant to this Section 5.11, Seller shall promptly provide such sublicense following the Closing.

Section 5.12.    Expenses. Except as expressly set forth herein, each of Seller and Buyer shall bear its own costs and expenses incurred in connection with this Agreement and the Contemplated Transactions.

Section 5.13.    Further Assurances.

(a)    Seller shall, and shall cause its Affiliates to, at any time and from time to time after the Closing Date, upon the reasonable request of Buyer, do, execute, acknowledge, deliver and file, or cause to be done, executed, acknowledged, delivered or filed, all such further acts, deeds, transfers, conveyances, assignments or assurances as may be reasonably required for the transferring, conveying, assigning and assuring to Buyer, or for the aiding and assisting in the reducing to possession by Buyer of, any of the Purchased Assets, or for otherwise carrying out the purposes of this Agreement and the Related Documents and the consummation of the Contemplated Transactions.

(b)    Subject to, and without altering the rights and obligations set forth in, Section 2.6, for a period of 18 months from and after the Closing Date, if either Buyer or Seller becomes aware that any of the Purchased Assets have not been transferred to Buyer or that any of the Excluded Assets have been transferred to Buyer, it shall promptly notify the other and the Parties hereto shall, as promptly as reasonably practicable, use commercially reasonable efforts to ensure such assets are transferred to the correct owner, with any necessary Third Party consents.

Section 5.14.    Preparation of the Registration Statement; Seller Stockholders’ Meeting.

(a)    As promptly as reasonably practicable after the date of this Agreement, Seller shall prepare a registration statement on form S-4, in which a proxy statement for Seller’s stockholders will be included as a prospectus, relating to the Seller Stockholders’ Meeting (as amended or supplemented from time to time, the “Registration Statement”) in preliminary form and, after reasonable consultation with and approval by Buyer (which approval shall not be unreasonably withheld, conditioned or delayed), shall file it with the SEC. The Registration Statement shall submit for approval of the Seller’s stockholders the Contemplated Transactions, the transactions contemplated by the Merger Agreement and any other matters Seller reasonably determines to submit for consideration of the Seller’s stockholders. Subject to Section 5.3, the Seller Board shall include the Seller Board Recommendation in the Registration Statement. Buyer shall provide to Seller all information concerning Buyer and its Affiliates as may be reasonably requested by Seller in connection with the Registration Statement and shall otherwise reasonably assist and cooperate with Seller in the preparation of the Registration Statement and the resolution of any comments thereto received from the SEC. Each of Seller and Buyer shall correct any information provided by it for use in the Registration Statement as promptly as reasonably practicable if and to the extent such information shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Seller shall notify Buyer promptly upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Registration Statement and shall supply Buyer with copies of all written correspondence between Seller or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Registration Statement. Seller shall use commercially reasonable efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Registration Statement and to resolve such comments with the SEC, and shall use commercially reasonable efforts to cause the Registration Statement to be disseminated to its stockholders as promptly as reasonably practicable after the earlier of (i) the resolution of any such comments or (ii) receiving notification that the SEC is not reviewing the preliminary Registration Statement. Prior to the filing of the Registration Statement (or any amendment or supplement thereto) or any dissemination thereof to the stockholders of Seller, or responding to any comments from the SEC with respect thereto, Seller shall provide Buyer with a reasonable opportunity to review and to propose comments on such document or response relating to the Contemplated Transactions, which Seller shall consider in good faith.

(b)    If at any time prior to the Seller Stockholders’ Meeting, any event or circumstance relating to Seller or Buyer or any of their respective Affiliates, or their respective officers and directors, is discovered by Seller or Buyer, as the case may be, which, pursuant to the Exchange Act, is necessary to be set forth in an amendment or supplement to the Registration Statement, so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Seller or Buyer, as the case may be, shall promptly inform the other party hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of Seller. All documents that Seller is responsible for filing with the SEC in connection with the Contemplated Transactions will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder; provided, that no such covenant is made by Seller with respect to any information supplied by Buyer or any of its Affiliates for inclusion or incorporation by reference therein.

(c)    Notwithstanding any Seller Adverse Recommendation Change, Seller shall take all necessary actions in accordance with applicable Law, Seller’s Charter and the rules of NASDAQ to duly call, give notice of, convene and hold a meeting of its stockholders (including any postponement, adjournment or recess thereof, the “Seller Stockholders’ Meeting”) for the purpose of obtaining the Seller Stockholder Approval, and any other matter Seller reasonably determines to submit for consideration of Seller’s stockholders, including the transactions contemplated by the Merger Agreement, as soon as reasonably practicable after the SEC confirms it has no further comments on the Registration Statement. Subject to Section 5.3, Seller shall use commercially reasonable efforts to obtain the Seller Stockholder Approval (which shall include hiring a proxy solicitor). Seller shall keep Buyer reasonably informed with respect to proxy solicitation results as reasonably requested by Buyer. Seller may adjourn, recess or postpone the Seller Stockholders’ Meeting (i) to allow reasonable additional time for the filing or mailing of any supplement or amendment to the Registration Statement that Seller has determined is required under applicable Law and for such supplement or amendment to be disseminated and reviewed by the stockholders of Seller in advance of the Seller Stockholders’ Meeting, (ii) to the extent required by a court of competent jurisdiction in connection with any Actions in connection with this Agreement or the Contemplated Transactions, (iii) if as of the time for which the Seller Stockholders’ Meeting is originally scheduled (as set forth in the Registration Statement) there are insufficient shares of Seller Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Seller Stockholders’ Meeting or (iv) to solicit additional proxies for the purpose of obtaining the approval of the Seller’s stockholders in connection with any matter submitted for the consideration of the Seller’s stockholders at the Seller Stockholders’ Meeting; provided, that in the case of clauses (iii) or (iv), without the written consent of Buyer, in no event shall the Seller Stockholders’ Meeting (as so postponed or adjourned) be held on a date that is more than 30 days after the date on which the Seller Stockholders’ Meeting was originally scheduled.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1.    Conditions to Each Party’s Obligations. The respective obligations of each party to effect the Closing are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)    Governmental Approvals. Any authorizations, consents, Orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority under any applicable Law that are required to effect the Closing shall have been made, obtained or terminated or shall have expired.

(b)    No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other Law (collectively, “Legal Restraints”) which has the effect of restraining, enjoining or otherwise preventing the consummation of the Contemplated Transactions shall be in effect.

(c)    Seller Stockholder Approval. The Seller Stockholder Approval shall have been obtained.

Section 6.2.    Conditions to Obligations of Buyer. The obligation of Buyer to effect the Closing is subject to the satisfaction or waiver by Buyer on or prior to the Closing Date of the following additional conditions:

(a)    Representations and Warranties. The representations and warranties of Seller (i) set forth in Section 3.3(a) shall be true and correct as of the Closing Date with the same effect as though made on and as of the Closing Date, (ii) set forth in Sections 3.2(a), 3.2(b) (excluding Section 3.2(b)(ii)), 3.2(c), 3.2(d), 3.4, 3.5(q), 3.15 and 3.17 shall be true and correct in all material respects (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent expressly made as of a specified date, in which case as of such specified date) and (iii) otherwise set forth in Article III shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent expressly made as of a specified date, in which case as of such specified date), except in the case of this clause (iii), where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    Performance of Obligations of Seller. Seller shall have performed and complied in all material respects with all of its covenants, agreements and obligations contained in this Agreement and required to be performed or complied with on or prior to the Closing Date. Buyer shall have received a certificate signed on behalf of Seller by an authorized executive officer of Seller to such effect.

(c)    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect. Buyer shall have received a certificate signed on behalf of Seller by an authorized executive officer of Seller to such effect.

(d)    No Actions. There shall not be pending or threatened in writing any Action brought by any Governmental Authority or any other Person having a reasonable likelihood of prevailing challenging or seeking to restrain or prohibit the consummation of the Contemplated Transactions.

Section 6.3.    Conditions to Obligations of Seller. The obligation of Seller to effect the Closing is subject to the satisfaction or waiver by Seller on or prior to the Closing Date of the following additional conditions:

(a)    Representations and Warranties. The representations and warranties of Buyer set forth in Article IV shall be true and correct as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent expressly made as of a specified date, in which case as of such specified date), except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent, materially impede or materially delay the consummation by Buyer of the Contemplated Transactions.

(b)    Performance of Obligations of Seller. Buyer shall have performed and complied in all material respects with all of its covenants, agreements and obligations contained in this Agreement and required to be performed or complied with on or prior to the Closing Date. Seller shall have received a certificate signed on behalf of Buyer by an authorized executive officer of Buyer to such effect.

Section 6.4.    Frustration of Closing Conditions. Neither Seller nor Buyer may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with the terms of this Agreement.

ARTICLE VII

TERMINATION

Section 7.1.    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by the written consent of Buyer and Seller;

(b)    by either Buyer or Seller, if:

(i)    the Closing shall not have occurred on or before January 5, 2023 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any Party whose failure to perform and comply with any covenant, agreement or obligation contained in this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(ii)    if any Legal Restraint having the effect of restraining, enjoining or otherwise preventing the consummation of the Contemplated Transaction shall be in effect and shall have become final and non-appealable;

(iii)    if the Seller Stockholder Approval is not obtained at the Seller Stockholders’ Meeting duly convened (unless such Seller Stockholders’ Meeting has been adjourned, in which case at the final adjournment thereof); or

(iv)    the other Party shall have breached or failed to perform any of its representations, warranties, covenants, agreements or obligations contained in this Agreement, and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b) or in Section 6.3(a) or Section 6.3(b), as applicable, and (B) cannot be cured by the Outside Date or, if capable of being cured by the Outside Date, has not been cured prior to the date that is 15 days from the date that such other Party receives written notice of such breach or failure to perform; or

(c)    by Buyer, in the event that a Seller Adverse Recommendation Change shall have occurred; provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available after the Seller Stockholder Approval is obtained.

Section 7.2.    Notice of Termination. In the event of termination of this Agreement by either or both of Buyer and Seller pursuant to Section 7.1, written notice of such termination shall be given by the terminating Party to the other Party specifying the provision hereof pursuant to which such termination is made.

Section 7.3.    Effect of Termination.

(a)    Notwithstanding anything to the contrary in this Agreement, in the event of termination of this Agreement by either or both of Buyer and Seller pursuant to Section 7.1, this Agreement shall terminate and become void and have no effect, and there shall be no liability or obligation on the part of any Party, other than the provisions of Section 5.5, Section 5.11, this Section 7.3 and Article VIII, which shall survive any such termination; provided that no such termination shall relieve any Party from liability for damages to another Party that accrue prior to such termination resulting from fraud or an intentional and knowing breach by a Party of any of its representations, warranties, covenants, agreements, obligations or undertakings set forth in this Agreement.

(b)    Seller shall pay to Buyer (or its designated Affiliate) a fee of $1,040,000 (the “Termination Fee”) if:

(i)    Buyer terminates this Agreement pursuant to Section 7.1(c); or

(ii)    (A) this Agreement is terminated by (x) Buyer or Seller pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or (y) Buyer pursuant to Section 7.1(b)(iv), (B) a Competing Proposal shall have been publicly made, proposed or communicated by a third party after the date of this Agreement and prior to such termination and (C) within 12 months of the date this Agreement is terminated, Seller enters into a definitive agreement with respect to a Specified Transaction or a Specified Transaction is consummated.

(c)    Any Termination Fee due under this Section 7.3 shall be paid by wire transfer of same-day funds (x) in the case of clause (i) above, within two (2) Business Days following the date of termination of this Agreement and (y) in the case of clause (ii) above, within two (2) Business Days following the date of the first to occur of the events referred to in clause (ii)(C) above; it being understood that in no event shall Seller be required to pay or cause to be paid the Termination Fee on more than one occasion.

(d)    Seller and Buyer acknowledge and agree that the agreements contained in Section 7.3(b) are an integral part of the Contemplated Transactions, and that, without these agreements, Buyer would not enter into this Agreement. Accordingly, if Seller fails promptly to pay the amount due pursuant to Section 7.3(b), and, in order to obtain such payment, Buyer commences an Action that results in an Order in its favor for such payment, Seller shall pay to Buyer its costs and expenses (including attorneys’ fees and expenses) in connection with such Action, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate as published by The Wall Street Journal in effect on the date such payment was required to be made.

(e)    In the event that this Agreement is terminated and the Termination Fee is paid to Buyer in circumstances for which such fee is payable pursuant to Section 7.3(b), payment of the Termination Fee shall be the sole and exclusive monetary damages remedy of Buyer and Buyer’s Subsidiaries and any of their respective former, current or future officers, directors, partners, shareholders, managers, members or Affiliates against Seller and its respective Subsidiaries and any of their respective former, current or future officers, directors, partners, shareholders, managers, members or Affiliates (collectively, “Seller Related Parties”) for any loss suffered as a result of the failure of the Contemplated Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Seller Related Parties shall have any further monetary liability or obligation relating to or arising out of this Agreement or the Contemplated Transactions.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1.    No Survival. None of the representations, warranties, covenants, agreements and obligations in this Agreement shall survive beyond the Closing; provided that this Section 8.1 shall not limit any covenant, agreement or obligation contained in this Agreement that by its terms applies in whole or in part after the Closing.

Section 8.2.    Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and have together drafted this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 8.3.    Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by electronic transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows (or at such other address for a Party as shall be specified by like notice):

if to Buyer, to:

Janssen Pharmaceutica NV

Turnhoutseweg 30

2340 Beerse

Belgium

Attention: President

with copies (which shall not constitute notice) to:

Johnson & Johnson

Office of General Counsel

One Johnson & Johnson Plaza

New Brunswick, NJ 08933

Attention: General Counsel

and

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Attention:	Robert I. Townsend, III, Esq.
Sanjay Murti, Esq.

Email:	rtownsend@cravath.com
smurti@cravath.com

if to Seller, to:

Yumanity Therapeutics, Inc.

40 Guest Street, Suite 4410

Boston, MA 02135

Attention: Devin Smith, Senior Vice President and General Counsel

Email: dsmith@yumanity.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention:	John T. Haggerty, Esq.
Jean A. Lee

Email:	jhaggerty@goodwinlaw.com
jeanlee@goodwinlaw.com

provided that any notice received at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day.

Section 8.4.    Consents and Approvals. For any matter under this Agreement requiring the consent or approval of either Party to be valid and binding on the Party, such consent or approval must be in writing.

Section 8.5.    Counterparts. This Agreement may be executed in one or more counterparts (including by electronic transmission), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

Section 8.6.    Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Confidentiality Agreement and the other Related Documents constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement, the Confidentiality Agreement and the other Related Documents. This Agreement is for the sole benefit of the Parties and is not intended to and does not confer upon any Person other than the Parties any legal or equitable rights or remedies.

Section 8.7.    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by either of the Parties without the prior written consent of the other Party, and any assignment without such consent shall be null and void, except that Buyer may assign any or all of its rights and obligations under this Agreement to any of its Affiliates without the consent of Seller.

Section 8.8.    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 8.9.    Enforcement.

(a)    Each Party irrevocably submits to the exclusive jurisdiction of (i) the state courts of New York located in New York County, and (ii) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or the Contemplated Transactions. Each Party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the state courts of New York located in New York County. Each Party further agrees that service of any process, summons, notice or document by the U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 8.9. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Contemplated Transactions in (x) the state courts of New York located in New York County, and (y) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b)    EACH PARTY WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY. Each Party (i) certifies that no representative, agent or attorney of the other Party has represented, expressly or otherwise, that such Party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Party has been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.9(b).

(c)    The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state courts of New York located in New York County, and the United States District Court for the Southern District of New York, this being in addition to any other remedy to which they are entitled at law or in equity and as further set forth in this Section 8.9.

Section 8.10.    Severability. If any term or other provision of this Agreement or any Related Document is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement or such Related Document shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement or such Related Document so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.11.    Amendment; Waiver. No modification, amendment or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the Party against whom enforcement of any such modification, amendment or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of either Party, shall be deemed to constitute a waiver by the Party taking such action of compliance by the other Party with any representation, warranty, covenant, agreement or obligation contained herein. The waiver by either Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Neither the failure of either Party to enforce, nor the delay of either Party in enforcing, any condition or part of this Agreement at any time shall be construed as a waiver of that condition or part or forfeit any rights to future enforcement thereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

SELLER:

YUMANITY THERAPEUTICS, INC.

By:	/s/ Richard Peters
Name:	Richard Peters
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

BUYER:

JANSSEN PHARMACEUTICA NV

By:	/s/ Marc Vankerckhoven
Name:	Marc Vankerckhoven
Title:	Member Board of Directors Janssen Pharmaceutica NV

By:	/s/ Jan Van der Goten
Name:	Jan Van der Goten
Title:	Member Board of Directors Janssen Pharmaceutica NV

[Signature Page to Asset Purchase Agreement]

Exhibit 2.4(b)(i)

BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

This BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of [●], 2022, by and between Janssen Pharmaceutica NV, a company organized under the laws of Belgium (“Buyer”), Yumanity Therapeutics, Inc., a Delaware corporation (“Yumanity Therapeutics”) and Yumanity, Inc. a Delaware corporation (“Yumanity”, and together with Yumanity Therapeutics, the “Seller Parties”). Capitalized terms used but not defined herein shall have the meanings assigned to them in that certain Asset Purchase Agreement, dated as of June 5, 2022, by and between Buyer and Seller (the “Purchase Agreement”).

1.     Transfer of Assets. Each of the Seller Parties hereby sells, conveys, delivers, transfers, and assigns to Buyer the Purchased Assets, free and clear of all Liens, other than Permitted Liens.

2.     Assumption of Liabilities. The Buyer hereby assumes, and agrees to cause to be timely discharged, duly paid and duly satisfied, each of the Assumed Liabilities.

3.     Excluded Assets or Excluded Liabilities. Each of the Seller Parties and Buyer expressly understand and agree that, other than the Purchased Assets and Assumed Liabilities, the Seller Parties are not selling, conveying, delivering, transferring or delivering and Buyer is not buying, receiving, assuming, or otherwise agreeing to be liable in any manner for, any Excluded Assets or any Excluded Liabilities and such Excluded Assets and Excluded Liabilities shall be retained by the Seller Parties.

4.     Terms of the Purchase Agreement. This Agreement is subject in all respects to the terms and conditions of the Purchase Agreement. Nothing contained in this Agreement shall be deemed to supersede any of the covenants, agreements, disclaimers, representations, or warranties of Seller or Buyer contained in the Purchase Agreement. In the event of any conflict between the provisions of this Agreement, on the one hand, and the provisions of the Purchase Agreement, on the other hand, the provisions of the Purchase Agreement shall control.

5.     Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

6.     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

7.     Enforcement; Governing Law. This Agreement shall be subject to the provisions set forth in Section 8.9 of the Purchase Agreement, mutatis mutandis. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

8.     Counterparts. This Agreement may be executed in one or more counterparts (including by electronic transmission), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned parties hereto have executed this Agreement as of the date first above written.

BUYER:

JANSSEN PHARMACEUTICA NV

By:
Name:
Title:

[Signature Page to Bill of Sale, Assignment and Assumption Agreement]

IN WITNESS WHEREOF, the undersigned parties hereto have executed this Agreement as of the date first above written.

SELLER PARTIES:

YUMANITY THERAPEUTICS, INC.

By:
Name:
Title:

YUMANITY, INC.

By:
Name:
Title:

[Signature Page to Bill of Sale, Assignment and Assumption Agreement]

Exhibit 2.4(b)(ii)

PATENT ASSIGNMENT AGREEMENT

This PATENT ASSIGNMENT AGREEMENT (this “Assignment”) is made effective as of [            ], 2022, by and among Yumanity Therapeutics, Inc. (formerly known as Proteostasis Therapeutics, Inc.), a Delaware corporation located at 40 Guest Street, Suite 4410, Boston, MA 02135 (“Yumanity Therapeutics”), Yumanity, Inc. (formerly known as Yumanity Therapeutics, Inc.), a Delaware corporation located at 40 Guest Street, Suite 4410, Boston, MA 02135 (“Yumanity”, and together with Yumanity Therapeutics, each, an “Assignor” and collectively, the “Assignors”) and Janssen Pharmaceutica NV, a company organized under the laws of Belgium (“Assignee”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed them in the Purchase Agreement (as defined below).

WHEREAS, Assignors and Assignee are parties to that certain Asset Purchase Agreement, dated as of June 5, 2022 (the “Purchase Agreement”), pursuant to which Assignors sold, conveyed, delivered, transferred and assigned to Assignee certain assets of Assignors, including the Inventions and Patent Rights;

WHEREAS, Assignors possess certain rights in and to the patents and patent applications (and patents issuing on such applications) included in the Seller Intellectual Property and set forth on Exhibit A hereto (the “Patent Rights”, and the invention(s) described and/or claimed in the Patent Rights, the “Inventions”);

WHEREAS, Assignors now wish to assign the Patents to Assignee, and Assignee desires to acquire the Inventions and Patent Rights from Assignors; and

WHEREAS, the execution and delivery of this Assignment is a condition to closing under the Purchase Agreement.

NOW, THEREFORE, the parties agree as follows:

1.    Assignment. In consideration of the premises set forth above and in the Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Assignor does hereby irrevocably sell, convey, deliver, transfer and assign unto Assignee and its successors and assigns, and Assignee hereby accepts the sale, conveyance, delivery, transfer and assignment of, the following:

a.    Assignor’s entire right, title and interest in and throughout the world in and to the Inventions, together with Assignor’s entire right, title and interest in and to the Patent Rights, together with, as applicable (i) such other patents as may issue thereon or claim priority under United States law or international convention, including but not limited to provisionals and inventions claimed therein, non-provisionals, continuations, continuations-in-part, divisionals, reissues, reexaminations, reviews, extensions, substitutions, supplementary protection certificates, substantively identical patent specifications and foreign equivalents thereof of patents and patent applications within the Patent Rights or such other patents, (ii) any right, title and interest Assignor may have in applications to which the Patent Rights claim priority, (iii) all rights derived from the Patent Rights and (iv) the right, if any, to claim priority based on the filing dates of the patents and patent applications included in the Patent Rights under any applicable law; the Inventions and the Patent Rights to be held and enjoyed by Assignee for its own use and behalf and for its successors and assigns, to the full end of the term for which said patents may be granted as fully and entirely as the same would have been held by Assignor had this assignment and sale not been made; and Assignor hereby conveys all of its rights arising under or pursuant to any and all United States laws and international agreements, treaties or laws relating to the protection of industrial property by filing any such applications for patent, including but not limited to any cause(s) of action and damages accruing prior to this assignment; Assignor hereby acknowledges that this assignment, being of Assignor’s entire right, title and interest in and to the Inventions and the Patent Rights carries with it the right in Assignee to apply for and obtain from competent authorities in all countries of the world any and all patents by attorneys and agents of Assignee’s selection and the right to procure the grant of all patents to Assignee in its own name as assignee of Assignor’s entire right, title and interest therein; and

b.    (i) any rights to sue and recover damages for past and future infringements of Assignor’s rights in the Patents Rights and the Inventions, (ii) any rights to collect past and future income, royalties, damages and other payments now or hereafter due or payable under or on account of any of the Patent Rights, (iii) any rights to bring any proceeding in the United States Patent and Trademark Office or any equivalent agency in any other jurisdiction in connection therewith and (iv) the right to fully and entirely stand in the place of Assignors in all matters related to the Patent Rights.

2.    Recordation and Further Actions. Each Assignor does hereby authorize and request the Director of the United States Patent and Trademark Office, and the empowered officials of all other governments whose duty it is to record patents, applications and title thereto, to record the Patent Rights and title thereto as the property of Assignee, its successors or assigns, in accordance with the terms of this instrument. Each Assignor does hereby further authorize and request the Director of the United States Patent and Trademark Office and the empowered officials of all other governments to issue the Patent Rights or patents as shall be granted upon the Patent Rights, or applications based thereon, to Assignee, its successors or assigns. Assignors shall, upon reasonable request of Assignee and at Assignee’s expense, provide to Assignee, Assignee’s successors or assigns, all such reasonable cooperation and assistance (including, without limitation, the timely execution and delivery of any and all affidavits, declarations, oaths, samples, exhibits, specimens, assignments or other documentation) and take such other reasonable actions as may be necessary or desirable to record, memorialize or perfect Assignee’s right, title and interest in, to and under the Assigned Patents.

3.    Terms of the Asset Purchase Agreement. Nothing in this Assignment express or implied, is intended to or shall be construed to modify, expand or limit in any way the terms of the Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

4.    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

5.    Miscellaneous. Multiple copies of this Assignment may be executed, each of which shall be deemed an original, and each of which shall be valid and binding upon Assignee and each Assignor. The failure of any party to enforce any terms or provisions of this Assignment shall not waive any of its rights under such terms or provisions. The terms and conditions of this Assignment will inure to the benefit of Assignee, its successors and assigns and will be binding upon each Assignor, its successors and assigns.

[Signature Pages Follow.]

IN WITNESS WHEREOF, ASSIGNOR has caused this Assignment to be executed by its duly authorized representative on the date set forth below.

ASSIGNOR:

YUMANITY THERAPEUTICS, INC.

By:
Name:
Title:

[Signature Page to Patent Assignment Agreement]

IN WITNESS WHEREOF, ASSIGNOR has caused this Assignment to be executed by its duly authorized representative on the date set forth below.

ASSIGNOR:

YUMANITY, INC.

By:
Name:
Title:

[Signature Page to Patent Assignment Agreement]

IN WITNESS WHEREOF, ASSIGNEE has caused this Assignment to be executed by its duly authorized representative on the date set forth below.

ASSIGNEE:

JANSSEN PHARMACEUTICA NV

By:
Name:
Title:

[Signature Page to Patent Assignment Agreement]